Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

STARBOARD VALUE ACQUISITION CORP.,

MUNDO MERGER SUB 1, INC.,

MUNDO MERGER SUB 2, LLC,

CYXTERA TECHNOLOGIES, INC.

and

MUNDO HOLDINGS, INC.

dated as of

February 21, 2021

EXHIBITS

Exhibit A	–	Company Stockholder Support Agreement
Exhibit B	–	Sponsor Support Agreement
Exhibit C	–	Letter Agreement Regarding Optional Share Purchase Agreement
Exhibit D	–	Indemnity and Release Agreement
Exhibit E	–	BC Release
Exhibit F	–	Medina Release
Exhibit G	–	Sponsor Release
Exhibit H	–	Form of Subscription Agreement
Exhibit I	–	Form of Company Stockholder Approval
Exhibit J	–	Form of Acquiror Charter
Exhibit K	–	Form of Acquiror Bylaws
Exhibit L	–	Form of Stockholders Agreement
Exhibit M	–	A&R Registration Rights Agreement
Exhibit N	–	Form of First Certificate of Merger
Exhibit O	–	Form of Second Certificate of Merger
Exhibit P	–	Incentive Equity Plan Term Sheet

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 21, 2021, by and among Starboard Value Acquisition Corp., a Delaware corporation (“Acquiror”), Mundo Merger Sub 1, Inc., Inc. a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), Cyxtera Technologies, Inc., a Delaware corporation (the “Company”) and Mundo Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company Stockholder (as defined below) (“NewCo”). Acquiror, the Merger Subs, the Company and NewCo are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination (as defined herein);

WHEREAS, prior to the First Effective Time (as defined herein), (i) the Company Stockholder shall contribute all of the Equity Securities (as defined herein) of the Company to NewCo and thereby the Company shall become a direct wholly-owned Subsidiary of NewCo (the “Company Contribution”) and (ii) following the Company Contribution, the Company shall be converted to a Delaware limited liability company in accordance with Section 18-214 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) (together with the Company Contribution, the “Pre-Closing Restructuring”);

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the DLLCA, at the Closing (as defined herein), (i) Merger Sub 1 will merge with and into NewCo (the “First Merger”), with NewCo being the surviving corporation of the First Merger (NewCo, as the surviving corporation of the First Merger, is sometimes referred to herein as the “Surviving Corporation”) and (ii) immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror and the Company are parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the board of directors of NewCo has unanimously (i) determined that it is in the best interests of NewCo and its sole stockholder, and declared it advisable to enter into this Agreement providing for, among other things, the Mergers in accordance with the DGCL and the DLLCA, (ii) approved this Agreement and the Transactions (including the Pre-Closing Restructuring) in accordance with the DGCL and DLLCA, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted and approved by SIS Holdings LP, a Delaware limited partnership and the sole stockholder of NewCo (the “Company Stockholder”);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholder, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Stockholder has executed and delivered to Acquiror the Company Stockholder Support Agreement attached hereto as Exhibit A (the “Company Stockholder Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Acquiror, the Company and certain other Persons have entered into that certain letter agreement attached hereto as Exhibit B (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and certain other Persons have entered into that certain Letter Agreement regarding the Optional Share Purchase Agreement attached hereto as Exhibit C (the “Share Purchase Letter Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Stockholder has executed and deliver to the Acquiror the Indemnity and Release attached hereto as Exhibit D (the “Indemnity and Release Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, BCEC-Cyxtera Technologies Holdings (Guernsey) L.P., a Guernsey limited partnership, has executed and deliver to the Acquiror the Release attached hereto as Exhibit E (the “BC Release”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Medina Capital Fund II – SIS HOLDCO, L.P. has executed and deliver to the Acquiror the Release attached hereto as Exhibit F (the “Medina Release”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor has executed and delivered to the Company the Release attached hereto as Exhibit G (the “Sponsor Release”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of the Subscription Agreements attached hereto as Exhibit H (each, a “Subscription Agreement” and collectively the “Subscription Agreements”), such private placement to be consummated immediately prior to the First Effective Time (as defined herein);

WHEREAS, promptly following the execution and delivery of this Agreement, the Company Stockholder shall deliver to Acquiror and the Company the Company Stockholder Approval (as defined herein) substantially in the form attached hereto as Exhibit I;

WHEREAS, the board of directors of Merger Sub 1 has approved this Agreement and the Transactions;

WHEREAS, Acquiror, as the sole member of Merger Sub 2 has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the approval of the Acquiror Stockholder Matters (as defined herein) (the “Acquiror Board Recommendation”);

WHEREAS, at the First Effective Time, Acquiror shall (i) amend and restate the certificate of incorporation of Acquiror to be in the form attached hereto as Exhibit J (the “Acquiror Charter”) and (ii) amend and restate the bylaws of Acquiror to be in the form of Exhibit K attached hereto (the “Acquiror Bylaws”);

WHEREAS, in connection with the consummation of the Mergers, Acquiror and certain other Persons will enter into a stockholders agreement substantially in the form of Exhibit L attached hereto (the “Stockholders Agreement”); and

WHEREAS, in connection with the consummation of the Mergers, Acquiror and certain other Persons shall enter into an amended and restated registration rights agreement substantially in the form attached hereto as Exhibit M (the “A&R Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01      Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Material Adverse Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the performance by Acquiror or any of the Merger Subs of its obligations under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or otherwise have a material adverse effect on the Transactions, the Surviving Entity or its Subsidiaries.

“Acquiror Organizational Documents” means the Certificate of Incorporation, the Acquiror’s bylaws, the Trust Agreement, the Forward Purchase Agreement and the Share Purchase Letter Agreement, each as amended.

“Acquiror Parties” means Acquiror and the Merger Subs.

“Acquiror Stockholder Matters” means (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (ii) the adoption and approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Transactions as may be required under NASDAQ listing requirements, (iii) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the Acquiror Charter attached as Exhibit J hereto, (iv) the adoption and approval of the Incentive Equity Plan, (v) the adoption and approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto; (vi) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, (vii) the election of directors effective as of the Closing as contemplated by Section 8.06 and (viii) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Warrant” means each warrant to purchase one share of Acquiror Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Action” means any action, suit, complaint, demand, claim, citation, notice of violation, audit, arbitration or other legal, judicial, regulatory or administrative proceeding (whether at law or in equity) by or before any Governmental Authority. References to “Action” shall include any inquiry or investigation, but, in each case, solely to the extent the Company has Knowledge of such inquiry or investigation.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that, (i) in no event (other than with respect to the definition of “Affiliate Agreement”, the definition of “Stockholder Related Party”, Section 4.13(a)(xvi), Section 4.23 and Section 6.03) shall the Company or any of its Subsidiaries be considered an Affiliate of any Company Sponsor or any of its Affiliates, any investment fund advised, managed or otherwise affiliated with any Company Sponsor or its Affiliates nor shall any Company Sponsor, its Affiliates, any investment fund advised, managed or otherwise affiliated with any Company Sponsor or its Affiliates, be considered an Affiliate of the Company or any of its Subsidiaries, (ii) in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any such investment fund nor shall any such portfolio company (other than the Company and its Subsidiaries) of any such investment fund be considered an Affiliate of the Company or any of its Subsidiaries and (iii) other than with respect to Section 5.14, in no event shall Sponsor or any of its Affiliates be considered an Affiliate of Acquiror.

“Affiliate Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, its Subsidiaries, the Company Stockholder or any Company Sponsor, on the other hand, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service, (iii) amounts paid or provided pursuant to Company Benefit Plans and (iv) any Contract with any Portfolio Companies, including, in each case, any Contract disclosed, or that should have been disclosed on Schedule 4.23.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and any other applicable U.S. and non-U.S. Laws relating to the prevention of corruption or bribery, and (b) the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act ((Pub. L. No. 107-56), and the Bank Secrecy Act (31 U.S.C. §§ 5311-5332), the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and any other applicable U.S. and non-U.S. Laws related to terrorist financing or money laundering, including financial recordkeeping and reporting requirements mandated by such Laws.

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) the aggregate amount of freely usable cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption and payment of deferred underwriting commissions and taxes payable on interest earned), plus (ii) the aggregate amount of net cash proceeds that have been funded to, or that will be funded concurrently with the occurrence of the Closing (solely to the extent actually funded), and remains with, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“BIS” means the U.S. Department of Commerce’s Bureau of Industry and Security.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in the definition of “Acquiror Stockholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Colocation Services” means providing: (a) access and use rights to specified portions of the Company Data Centers to enable customers to locate and operate their Customer Colocation Equipment therein; (b) access to electrical power necessary to operate such Customer Colocation Equipment; (c) connectivity of such Customer Colocation Equipment to external communication networks; and (d) related ancillary services requested by such customers in connection with the installation and use of their Customer Colocation Equipment, the connection of such Customer Colocation Equipment to power sources or external communications networks, and maintaining or optimizing the operation or performance of such Customer Colocation Equipment.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” means any change, event, occurrence, effect or circumstance whether known or unknown as of the date hereof, that, individually or in the aggregate, (i) would prevent, delay, impair or materially impede the ability of the Company to consummate the Mergers or (ii) would or reasonably would be expected to have a materially adverse effect on the business, financial condition or results of operations of Company and its Subsidiaries (taken as a whole); provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries under clause (ii) of this definition: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof after the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries resulting therefrom (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (f) any action taken or not taken at the written request of Acquiror; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (j) any action taken by Acquiror, the Sponsor or any of their respective Affiliates; or (k) any matter to which Acquiror has consented in writing; except, in the case of clauses (a), (b), (c), (g) or (h) above, if any such change, event or effect has a disproportionate and adverse effect on the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate; provided that in determining whether a Company Material Adverse Effect has occurred or would occur, any rights to proceeds from insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to the Company or its Subsidiaries shall be taken into account to the extent that such proceeds have been actually paid, or, with respect to insurance, the carrier has acknowledged that such event gives rise to a covered claim, to the Company or its Subsidiaries.

“Company Sponsor” means either or both (depending on the context) of BC Partners, Inc. and Medina Capital Advisors, LLC.

“Company Stockholder Approval” means the adoption of this Agreement and the Mergers, by the written consent of the Company Stockholder, pursuant to the NewCo’s organizational documents and Section 251 of the DGCL, substantially in the form attached hereto as Exhibit I.

“Competition Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, the Directorate General for Competition of the European Commission, and any other Governmental Authority that enforces Competition Laws in the jurisdictions set forth on Schedule 8.01(a).

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any contract, agreement, license, sublicense, subcontract, lease, sublease, purchase order, note, indenture, mortgage, warrant, loan, instrument, obligation or other commitment, in each case, that is legally binding on the Person in question (including all amendment, supplements and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Credit Facilities” means (i) that certain First Lien Credit Agreement (the “First Lien Credit Agreement”) by and among Cyxtera DC Parent Holdings, Inc., Cyxtera DC Holdings, Inc. (f/k/a Colorado Buyer Inc.), and the other parties thereto and (ii) that certain Second Lien Credit Agreement (the “Second Lien Credit Agreement”) by and among Cyxtera DC Parent Holdings, Inc., Cyxtera DC Holdings, Inc. (f/k/a Colorado Buyer Inc.), and the other parties thereto, each dated as of May 1, 2017 and each as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Customer Colocation Contracts” means all Contracts with customers for the provision by the Company or any of its Subsidiaries of Colocation Services.

“Customer Colocation Equipment” means any and all computers, servers, data networking and data processing equipment and voice service equipment owned, leased, or operated by customers of the business of the Company and its Subsidiaries.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, data breach notification, data localization and cross-border data transfer.

“EAR” has the meaning specified in the definition of Trade Control Laws.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including endangered or threatened species or other natural resources) or worker and public health and safety (solely to the extent related to exposure to Hazardous Materials), including those related to the manufacture, generation, use, storage, distribution, transport, importing, labeling, handling, Release, or cleanup of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company, in their capacity as such, would have the right to vote (“Voting Debt”), (iii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any warrants, calls, subscriptions, options or other rights (including preemptive rights) to subscribe for, purchase or acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, such Person, or (v) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities, profit participation, equity-based awards, or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated), that, together with NewCo, the Company or any of their respective Subsidiaries, is (or at the relevant time has been or would be) considered under common control, or treated as a single employer, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Lien Credit Agreement” has the meaning specified in the definition of Credit Facilities.

“Forward Purchase Agreement” means that certain Amended and Restated Forward Purchase Agreement, dated as of September 9, 2020, by and among Acquiror and the other parties thereto.

“Fraud” means with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if such Party had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a material misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Schedules, and such material misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Bid” means any quotation, bid or proposal by the Company that is outstanding and in effect as of the date hereof, which if accepted or awarded, would lead to a prime contract with a Governmental Authority, or to a subcontract with a prime contractor or higher-tier subcontractor under a prime contract with a Governmental Authority.

“Government Contract” means any prime contract with any Governmental Authority and any subcontract with a prime contractor or higher-tier subcontractor under a prime contract with any Governmental Authority. A task, delivery, or purchase order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, verdict, subpoena, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum or any fraction thereof, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any time, and including any accrued and unpaid interest, other payment obligations (including prepayment and redemption premiums or penalties (if any), breakage costs, fees and other costs and expenses associated with repayment), and accrued and unpaid commitment fees thereon, the following obligations (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including debt-like instruments) or debt securities, the payment of which such Person is responsible or liable for, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and (g) all obligations in respect of leases that would be required to be capitalized in accordance with GAAP (expressly excluding the application of ASC842).

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names and trade dress, slogans, indicia of origin, and all registrations, applications and renewals in connection therewith, (iii) copyrights, any other intellectual property rights in works of authorship, and all registrations and applications in connection therewith, (iv) internet domain names and social media handles, (v) intellectual property rights in software, computer applications, source codes and object codes, and (vi)  trade secrets, and any other intellectual property rights in know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.

“Intellectual Property Registrations” means all Intellectual Property that is issued by or registered or applied-for with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain name registrations and copyright registrations, issued and reissued patents, and pending applications for any of the foregoing, in each case, that is included in Owned Intellectual Property.

“Investment Screening Laws” means any applicable U.S. or foreign Laws intended to screen, prohibit or regulate foreign investments on public interest or national security grounds.

“IT Systems” means all software, computer and information technology systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned, used or controlled by or for the business of the Company or any of its Subsidiaries.

“ITAR” has the meaning specified in the definition of “Trade Control Laws”.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, charge, security interest, conditional sale or other title retention agreement, preemptive right, collateral assignment, option, right of first refusal, or other lien of any kind, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease, finance lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing (other than, in the case of a security, any restriction on transfer of such security arising under securities Laws).

“Letters of Credit” means any obligation for the reimbursement of an obligor of any letter of credit, banker’s acceptance or similar Contract.

“Named Parties” means with respect to this Agreement, the Parties.

“NASDAQ” means the Nasdaq Stock Exchange.

“NewCo Common Stock” means the common stock, par value $0.01 per share, of NewCo.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Software” means any (a) software licensed or distributed as free software, open source software, or under similar licensing or distribution models, or (b) software that requires as a condition of use, modification or distribution that such software, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Copyleft Software, Common Public License, the Artistic License (e.g., PERL), BSD, MIT, the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), Affero General Public License (AGPL), the Sun Industry Source License (SISL) and the Apache Software License.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries, individually or jointly with others.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales Contracts (to the extent not concerning real property) and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property affected thereby, (v) non-exclusive licenses of Intellectual Property granted to customers entered into in the ordinary course of business consistent with past practices, (vi) Liens securing the Credit Facilities, (vii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet, (viii) Liens that would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, (ix) leases, subleases and similar agreements with respect to the Leased Real Property or Owned Real Property, as applicable, and (x) Liens described on Schedule 1.01(b).

“Permitted Payments” means each of the following: (a) any payment or transfer expressly required to be made pursuant to this Agreement, (b) any payment or transfer referred to in Schedule 1.01(a), (c) any payment or transfer with the prior written consent of Acquiror, (d) other than payments, transfers to or other transactions with any Stockholder Related Party, any payment to, transfer to or other transaction with, on arm’s length terms to a bona fide third party customer, supplier or vendor of the Company in the ordinary course of business consistent with applicable past practice (including such payments, transfers or other transactions covered by clauses (iv) or (v) of the definition of Restricted Payments), provided that, notwithstanding anything herein or otherwise to the contrary, (i) for purposes of this clause (d), the term “Stockholder Related Party” shall not include any Portfolio Companies, and (ii) for the avoidance of doubt, any such payments or transfers to any Portfolio Companies shall be considered, and be, Permitted Payments for all purposes hereunder; (e) any payments (including in respect of interest, expense reimbursement, indemnities or otherwise) under the Contracts governing the Credit Facilities (whether paid directly to the counterparties to such Contracts or indirectly through any Stockholder Related Party), (f) payment of any indemnification or insurance to (including payment of any insurance premiums on behalf of) any directors or officers of NewCo, the Company or its Subsidiaries pursuant to the organizational documents or Contracts in effect as of the date hereof that have been disclosed to Acquiror and the reimbursement of any out-of-pocket expenses incurred by any directors and officers consistent with past practice, (g) any payment by the Company or its Subsidiaries in respect of salary or other ordinary course compensation, reimbursement or advancement of reasonable expenses, or other benefits due to an individual in his or her capacity as an employee or Service Provider of the Company or its Subsidiaries, in the ordinary course of business consistent with past practice and (h) any payments between the Company and any of its wholly-owned Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Data” means any data or information relating to an identified natural person (or information that, in combination with other information, could reasonably allow the identification of a natural person), including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, IP addresses, employee information, and any other individually identifiable information that is protected under any applicable privacy, data security, or data breach notification Law.

“Portfolio Company” means any “portfolio company” (as such terms is customarily used in the private equity industry) of any investment fund, investment vehicle or similar entity affiliated with, advised or managed by any Company Sponsor or any of its Affiliates.

“Real Property” means, collectively, the Leased Real Property and Owned Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, disposing or other release into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of the Acquiror Stockholder Matters by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Restricted Payments” means any of the following, in each case other than any Permitted Payments: (i) dividends, distributions, return of capital or other distributions of profits or assets (whether in cash, stock or property or any combination thereof) declared, paid or made by the Company, NewCo or their Subsidiaries, other than such dividends, distributions, return of capital or other distributions made by a wholly-owned Subsidiary to its parent, (ii) payments made by the Company, NewCo or their Subsidiaries to or on behalf of a Stockholder Related Party (whether pursuant to a Contract, in connection with any liability or otherwise), (iii) redemption, repurchase or repayment of Equity Securities of the Company or NewCo, (iv) assuming or incurring any liability that is otherwise a liability of a Stockholder Related Party (and not of the Company, NewCo or any of their Subsidiaries), (v) waiving, releasing or forgiving any cash payable owed to the Company, NewCo or their Subsidiaries by a Stockholder Related Party, (vi) paying any management, monitoring, advisory, supervisory or other stockholder or director’s fees or bonuses or payments of a similar nature to a Stockholder Related Party, (vii) paying or providing any bonus, incentive, retention, change in control, transaction-based or discretionary payment or right or other compensation or benefit (regardless of whether related to the transactions contemplated by this Agreement or otherwise) (including, without duplication, Taxes payable by the payor of such amounts in connection with the payment of such amounts) to the directors or officers of the Company, NewCo or their Subsidiaries, (viii) any material gift or gratuitous payment to or on behalf of any Stockholder Related Party, (ix) entering into any guarantee or indemnity relating to an obligation of any Stockholder Related Party (to the extent it is not otherwise an obligation of the Company, NewCo or any of their Subsidiaries), or (x) an agreement or binding commitment to do any of the foregoing, in each case, except for ordinary course compensation or other payments required to be made under any Company Benefit Plan in existence as of the date of this Agreement that has been disclosed to Acquiror. For the avoidance of doubt, in no event shall Restricted Payments include any Permitted Payments.

“Revolving Loans” means Revolving Loans under and as defined in the First Lien Credit Agreement.

“Sanctioned Country” means any country or territory that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is (or was at the relevant time) (i) the subject or target of Sanctions Laws or Trade Control Laws, (ii) listed on any restricted or prohibited party list under Sanctions Laws or Trade Control Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, OFAC’s Non-SDN Communist Chinese Military Companies List, BIS’ Entity List, BIS’ Denied Persons List, BIS’ Unverified List, the UN Security Council Consolidated List, UK Consolidated Financial Sanctions List, and the EU Consolidated List; (iii) incorporated, organized, located, or resident in a Sanctioned Country; or (iv) any Person owned or controlled by Person(s) described under clauses (i), (ii) or (iii).

“Sanctions Laws” means economic or trade sanctions Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the United Kingdom, the European Union and each of its Member States, Canada, Singapore, and Japan.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries, or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Credit Agreement” has the meaning specified in the definition of Credit Facilities.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign Governmental Authority and the rules and regulations promulgated thereunder.

“Service Provider” means any bona fide third-party service provider other than any Stockholder Related Party.

“Sponsor” means SVAC Sponsor LLC, a Delaware limited liability company.

“Stockholder Related Party” means (i) the Company Stockholder, (ii) any Affiliate of the Company Stockholder or any of its Affiliates, (iii) any Company Sponsor or its Affiliates, in each case other than the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, in no event shall Stockholder Related Parties include (or be considered to include): (x) any limited partners or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Company Sponsor or any of their respective Affiliates, or any of the respective Affiliates of any such limited partners or investors or (y) any director, officer or employee of the Company or its Subsidiaries that is not otherwise affiliated with either of the Company Sponsors.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means (a) all U.S. and non-U.S. Laws relating to customs or import Laws, export control and trade Laws, including the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), the customs and import Laws administered by U.S. Customs and Border Protection, the EU Dual Use Regulation, UK Export Control Act 2002, and UK Export Control Order 2008, SI 2008/3231; (b) Laws relating to information technology and communication supply chain (including U.S. Executive Order 13873); and (c) U.S. Antiboycott Laws.

“Transaction Agreements” means this Agreement, the Stockholders Agreement, the Sponsor Support Agreement, the Subscription Agreements, the A&R Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws, the Company Stockholder Support Agreement, the Confidentiality Agreement, the Indemnity and Release Agreement, the BC Release, the Medina Release and the Sponsor Release and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers and the Pre-Closing Restructuring.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means the Warrant Agreement, dated as of September 9, 2020, by and between Acquiror and the Trustee.

“Willful Breach” means, with respect to a Party, a material breach of a representation, warranty, covenant or agreement set forth in this Agreement, as applicable, that is the consequence of a willful and intentional act or omission by such Party with the actual knowledge such Party that such act or omission would result in such a material breach.

Section 1.02           Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b)            Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d)            The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)             The phrases “provided to Acquiror,” “delivered to Acquiror”, “furnished to Acquiror,” “made available to Acquiror” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to Acquiror no later than 5:00 p.m. on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Venue that has been set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(g)            References to “$” or “dollar” or “US$” shall be references to Untied States dollars.

(h)            all references to “or” shall be construed in the inclusive sense of “and/or.”

Section 1.03           Table of Defined Terms.

Term	Section
“280G Approval”	Section 6.07
“A&R Registration Rights Agreement”	Recitals
“A&R Share Purchase Agreement”	Recitals
“Acquiror”	Preamble
“Acquiror Board Recommendation”	Recitals
“Acquiror Bylaws”	Recitals
“Acquiror Charter”	Recitals
“Acquiror Preferred Stock”	Section 5.11(a)
“Acquiror Stockholder Redemption”	Section 8.02(a)
“Acquisition”	Section 4.27
“Acquisition Contract”	Section 4.27
“Additional Financial Statements”	Section 6.04(a)
“Affiliate Agreements”	Section 4.23
“Agreement”	Preamble
“Audited Financial Statements”	Section 4.08(a)
“BC Release”	Recitals
“Buyer Arrangements”	Section 6.07
“CARES Act”	Section 1.01
“CBA”	Section 4.13(a)(viii)
“Certificates of Merger”	Section 2.02
“Closing”	Section 3.02(a)
“Closing Date”	Section 3.02(a)
“Closing Share Consideration”	Section 3.02(b)
“Company”	Preamble
“Company Alternative Transaction”	Section 8.03(a)
“Company Benefit Plan”	Section 4.15(a)
“Company Contribution”	Recitals
“Company Employees”	Section 4.16(a)

Term	Section
“Company Permits”	Section 4.12
“Company Stockholder”	Recitals
“Company Stockholder Support Agreement”	Recitals
“Confidentiality Agreement”	Section 11.09
“D&O Indemnitees”	Section 7.01(a)
“D&O Tail Policy”	Section 7.01(b)
“Designated Person”	Section 11.17(a)
“DGCL”	Recitals
“DLLCA”	Recitals
“Effective Time”	Section 2.02
“Employee Loans”	Section 6.11
“Enforceability Exceptions”	Section 4.03
“ERISA”	Section 4.15(a)
“Excluded Share”	Section 3.01(c)
“Existing Representation”	Section 11.17(a)
“Federal Securities Laws”	Section 6.09
“Financial Statements”	Section 4.08(a)
“First Effective Time”	Section 2.02
“First Merger”	Recitals
“Foreign Plan”	Section 4.15(a)
“Incentive Equity Plan”	Section 7.07
“Indemnity and Release Agreement”	Recitals
“Insurance Policies”	Section 4.18
“Intended Income Tax Treatment”	Section 8.04(a)
“Interim Financial Statements”	Section 4.08(a)
“Interim Period”	Section 6.01
“Leased Company Data Centers”	Section 4.19(a)
“Leased Real Property”	Section 4.19(a)
“Medina Release”	Recitals
“Mergers”	Recitals
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Merger Subs”	Preamble
“Most Recent Balance Sheet”	Section 4.08(a)
“Non-Recourse Party”	Section 11.14
“Other Company Leased Property”	Section 4.19(a)
“Other Company Owned Real Property”	Section 4.19(a)
“Owned Company Data Centers”	Section 4.19(a)
“Owned Real Property”	Section 4.19(a)
“Party”	Preamble
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 5.13
“PIPE Investors”	Section 5.13
“Post-Closing Matters”	Section 11.17(a)
“Post-Closing Representations”	Section 11.17(a)
“Pre-Closing Designated Persons”	Section 11.17(b)
“Pre-Closing Privileges”	Section 11.17(b)
“Pre-Closing Restructuring”	Recitals
“Prior Counsel”	Section 11.17(a)
“Privileged Materials”	Section 11.17(c)

Term	Section
“Proxy Clearance Date”	Section 8.02(a)(i)
“Proxy Statement”	Section 8.02(a)(i)
“Real Property Leases”	Section 4.19(a)
“SEC Reports”	Section 5.08(a)
“Second Effective Time”	Section 2.02
“Second Merger”	Recitals
“SIS Distribution”	Section 8.04(a)
“SPAC Alternative Transaction”	Section 8.03(b)
“Special Meeting”	Section 8.02(b)
“Specified Contracts”	Section 4.13(a)
“Specified Representations”	Section 9.02(a)(i)
“Sponsor Release”	Recitals
“Sponsor Support Agreement”	Recitals
“Stockholder Related Party”	Section 1.01
“Stockholders Agreement”	Recitals
“Subscription Agreement”	Recitals
“Surviving Corporation”	Recitals
“Surviving Entity”	Recitals
“Surviving Provisions”	Section 10.02
“Termination Date”	Section 10.01(c)
“Top Customer”	Section 4.27(a)
“Top Supplier”	Section 4.27(b)
“Transaction Litigation”	Section 8.01(d)
“Transfer Taxes”	Section 8.04(c)
“Trust Account”	Section 5.06(a)
“Trust Agreement”	Section 5.06(a)
“Trustee”	Section 5.06(a)
“Waived 280G Benefits”	Section 6.07
“WARN Act”	Section 4.16(b)

Section 1.04            Equitable Adjustments. Without limiting anything contained in this Agreement (including Section 6.01(j) and Section 6.01(l)), if, between the date of this Agreement and the Closing, the outstanding shares of NewCo Common Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split or combination or exchange of shares, then any number or amount contained herein which is based upon the number of shares of NewCo Common Stock or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of NewCo Common Stock or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, this Section 1.04 shall not be construed to permit Acquiror, Newco (or the Company) or the Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to (i) the Subscription Agreements or (ii) the conversion of Acquiror Class B Common Stock into Acquiror Class A Common Stock.

Section 1.05            Knowledge. As used herein, (i) the phrase “to the Knowledge of” or “the Knowledge of” the Company shall mean the knowledge of the individuals identified on Schedule 1.05(a) and (ii) the phrase “to the Knowledge” or “the Knowledge of” of Acquiror shall mean the knowledge of the individuals identified on Schedule 1.05(b), in each case, as such individuals would have actually acquired in the exercise of a reasonable inquiry of his, her or their direct reports.

Article II
THE MERGER

Section 2.01           The Mergers.

(a)            Prior to the First Effective Time, the Pre-Closing Restructuring shall be consummated.

(b)            At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub 1 shall be merged with and into NewCo, following which the separate corporate existence of Merger Sub 1 shall cease and NewCo shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to NewCo for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(c)            At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub 2, following which the separate corporate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to NewCo or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02           Effective Times. On the terms and subject to the conditions set forth herein, at the Closing, NewCo and Merger Sub 1 shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit N attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by NewCo and Acquiror and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”). Immediately following the consummation of the First Merger, the Surviving Corporation and Merger Sub 2 shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit O attached hereto (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA, and the time of such filing, or such later time as may be agreed in writing by NewCo and Acquiror and specified in the Second Certificate of Merger, will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”). At the Closing, substantially simultaneously with the filing of the First Certificate of Merger, Acquiror shall amend and restate the certificate of incorporation of Acquiror by filing, at such time, the Acquiror Charter with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, which Acquiror Charter shall be effective as of the Effective Time.

Section 2.03           Effect of the Mergers.

(a)            The effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 1 and NewCo shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.

(b)            The effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 2 and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.04            Governing Documents. At the First Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub 1 as in effect immediately prior to the First Effective Time. At the Second Effective Time, the certificate of formation and limited liability company agreement of the Surviving Entity shall be amended and restated to read the same as the certificate of formation and limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time. Acquiror shall, effective as of the First Effective Time, amend and restate, the bylaws of Acquiror in the form of Acquiror Bylaws.

Section 2.05            Directors and Officers of the Surviving Corporation and the Surviving Entity. Immediately after the First Effective Time, the individuals who were the board of directors of NewCo shall be installed as the board of directors of the Surviving Corporation and the officers of the Surviving Corporation shall be the officers of NewCo immediately prior to the First Effective Time. Immediately after the Second Effective Time, the officers of the Surviving Entity shall be the officers of the Surviving Corporation immediately prior to the Second Effective Time.

Section 2.06            Further Assurances.

(a)             If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of NewCo and Merger Sub 1, the applicable directors, officers and members of NewCo and Merger Sub 1 (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b)             If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2, the applicable directors, officers and members of the Surviving Corporation and Merger Sub 2 (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01            Effect of the First Merger on NewCo Common Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a)            All of the shares of NewCo Common Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares) will be automatically cancelled and extinguished and collectively converted into the right to receive the Closing Share Consideration pursuant to Section 3.03(b).

(b)             Each issued and outstanding share of common stock of Merger Sub 1 shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of Merger Sub 1 (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c)             Each share of NewCo Common Stock held in NewCo’s treasury immediately prior to the First Effective Time (each, an “Excluded Share”) shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

Section 3.02            Effect of the Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or any other Person, the following shall occur: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor and (b) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding Equity Securities of the Surviving Entity as of immediately following the Second Effective Time.

Section 3.03            Closing.

(a)             Subject to the terms and conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)            At the Closing and simultaneously with the First Effective Time, Acquiror shall issue and deliver to the Company Stockholder 106,100,000 shares of Acquiror Class A Common Stock, which such shares shall be newly and validly issued, credited as fully paid, rank pari passu in all respects with the other shares of Acquiror Common Stock and be free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities Laws, and the restrictions under the Stockholders Agreement) (the “Closing Share Consideration”). The Closing Share Consideration so issued will be delivered in book entry form.

Section 3.04           Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, the Merger Subs, the Company, NewCo, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that the Person intending to withhold shall provide notice to the Person to whom amounts would otherwise be payable as soon as reasonably practicable after such determination (and provided that Acquiror shall use commercially reasonably efforts to provide notice of any withholding required to be made from amounts or value deliverable to the Company Stockholder at least ten (10) days prior to the Closing Date, provided, however, that the 10-day notice requirement set forth in this Section 3.04 shall not apply to any withholding required under applicable Law as a result of a failure to deliver the certificates described in Section 6.05), which notice shall include the anticipated amount of withholding and a description of the factual and legal basis therefor. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company and NewCo represent and warrant to Acquiror and the Merger Subs as of the date of this Agreement and as of the Closing Date as follows:

Section 4.01            Corporate Organization of the Company and NewCo. Each of the Company and NewCo has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. Each of the Company and NewCo has made available to Acquiror true and correct copies of its certificate of incorporation and bylaws as in effect as of the date hereof. Each of the Company and NewCo is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed, registered or qualified, except where failure to be so licensed, registered or qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.02            Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed, registered or qualified, except where the failure to be in good standing or so licensed, registered or qualified would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03            Due Authorization. Each of the Company and NewCo has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the approvals described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and NewCo, and no other corporate proceeding on the part of the Company or NewCo is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s or NewCo’s performance hereunder or thereunder other than the Company Stockholder Approval. This Agreement has been, and each such other Transaction Agreement (when executed and delivered by the Company and NewCo) will be, duly and validly executed and delivered by the Company and NewCo and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a valid and binding obligation of the Company and NewCo, enforceable against the Company and NewCo in accordance with its terms, subject to (x) obtaining the Company Stockholder Approval and (y) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04            No Conflict. Subject to the receipt of the consents, approvals, authorizations, the requirements set forth in Section 4.05 or on Schedule 4.04 and obtaining the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the certificate of incorporation or bylaws of NewCo, the Company or its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to NewCo, the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of NewCo, the Company or any of its Subsidiaries (other than any Permitted Liens) or result in a violation of, a termination (or right of termination) or cancellation of, or default under, or the creation or acceleration of any obligation or the loss or reduction of a benefit under, any provision of, the Credit Facilities or any Specified Contract, except in the case of each of clauses (b) through (d) for such violations, contraventions, conflicts, creations, impositions, violations, terminations, breaches or defaults which would not, individually or in the aggregate, (i) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of NewCo or the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

Section 4.05            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of either NewCo or the Company with respect to the execution, delivery and performance of this Agreement and the Transaction Agreements by NewCo or the Company to which either NewCo or the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing with the SEC of (A) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the Certificates of Merger in accordance with the DGCL and DLLCA and (iv) any actions, consents, approvals, permits or authorizations, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.06            Capitalization.

(a)             The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. All of the issued and outstanding Equity Securities of the Company and NewCo are set forth on Schedule 4.06(a), all of which are held by the Company Stockholder. The Equity Securities of the Company and NewCo are free and clear of all Liens (other than Permitted Liens) and have not been issued in violation of any Contract, preemptive or similar rights or applicable Law. The issued and outstanding Equity Securities of the Company and NewCo have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.06(a), there are no Equity Securities of the Company or NewCo issued and outstanding.

(b)            There are no outstanding or authorized contingent value rights, equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company or NewCo. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company or NewCo. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company or NewCo. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s or NewCo’s stockholders may vote.

(c)             Except as set forth on Schedule 4.06(c), (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2019 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(d)            The Company is not the subject of any bankruptcy, dissolution, liquidation or similar legal proceedings.

Section 4.07            Capitalization of Subsidiaries.

(a)             The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule 4.02, free and clear of any Liens (other than the restrictions under applicable Securities Laws, the terms of the Governing Documents of such Subsidiary, and Permitted Liens), and have not been issued in violation of preemptive or similar rights.

(b)            There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. Except for Equity Securities in any direct or indirect wholly-owned Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person (other than publicly traded securities held for cash management purposes). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other Indebtedness of any Subsidiary of the company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote.

(c)             Except as set forth on Schedule 4.07(c), neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 4.08            Financial Statements.

(a)            Attached as Schedule 4.08(a) hereto are copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2019, and the related audited consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) the unaudited consolidated condensed balance sheet of the Company as at September 30, 2020 (the “Most Recent Balance Sheet”) and the related unaudited consolidated condensed statements of income and comprehensive income, stockholders’ equity and cash flows for the nine-month period ended September 30, 2020 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)            The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments, in each case, the impact of which is not material) and were derived from, the books and records of the Company and its Subsidiaries.

(c)            The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets.

(d)            As of the date of this Agreement, the principal balance of Revolving Loans outstanding is not in excess of $142,580,000.

(e)          Since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries has made any Restricted Payments.

(f)             NewCo was formed solely for the purpose of engaging in the Transactions, has not conducted, and prior to the Closing will not conduct, any business and has no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than, in each case, those incidental to its formation and pursuant to this Agreement and any other Transaction Agreements to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements (including the Pre-Closing Restructuring), as applicable.

Section 4.09            Absence of Certain Changes. Except as set forth on Schedule 4.09, since the date of the Most Recent Balance Sheet through the date of this Agreement, (a) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practices, (b) there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Acquiror’s consent, would constitute a violation of Section 6.01 hereof.

Section 4.10            Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP), except for liabilities or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules, (e) under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound by, or (f) that do not exceed $5,000,000 in the aggregate.

Section 4.11            Litigation and Proceedings. Except as set forth on Schedule 4.11, as of the date hereof, there are no, and since December 31, 2018 there have been no, pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would have, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole. There is no Governmental Order imposed upon the Company or any of its Subsidiaries, except as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities or obligations, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

Section 4.12            Compliance with Laws. The Company and its Subsidiaries are, and since May 1, 2017 has been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, would not have a material and adverse effect on the Company and its Subsidiaries or their respective operations, taken as a whole. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time since May 1, 2017, except for any such violation which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries hold, and since May 1, 2017 have held, all Permits necessary for the lawful conduct of the business of the Company, except for such Permits where the failure to so hold has not had, and would not reasonably be expect to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and its Subsidiaries are, and since May 1, 2017 have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.13            Contracts; No Defaults.

(a)             Schedule 4.13(a) contains a true, correct and complete list of all Contracts described in clauses (i) through (xiii) of this Section 4.13(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Real Property Leases (all such Contracts as described in clauses (i) through (xiii), collectively, the “Specified Contracts”).

(i)              Each Contract with a Top Customer or Top Supplier;

(ii)             Each Contract, other than a customer Contract, that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $3,500,000 or (y) to the Company or to any of its Subsidiaries of more than $3,500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(iii)            (x) Each Contract relating to Indebtedness having an outstanding principal amount, together with any undrawn commitments to fund Indebtedness under such Contract, in excess of $250,000 and (y) each outstanding Letter of Credit with commitments in excess of $50,000;

(iv)            Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $2,500,000 and with respect to which there are any material ongoing obligations;

(v)             Each joint venture, partnership or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company) that is material to the Company and its Subsidiaries, taken as a whole;

(vi)            Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii)           Each license, sublicense, or other agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Intellectual Property (excluding (A) click-wrap and shrink-wrap licenses and (B) off-the-shelf software licenses and other licenses of software that is commercially available to the public generally, with one-time or annual aggregate fees of less than $1,000,000) or (y) is a licensor or otherwise grants to a third party any rights to use any item of material Intellectual Property, other than non-exclusive licenses or sublicenses granted to customers in the ordinary course of business;

(viii)          Each collective bargaining agreement or other Contract with any labor union, labor organization or works council (each a “CBA”);

(ix)            Each employment or service agreement or similar Contract with any current director, employee or individual independent contractor of the Company or any of its Subsidiaries with an annual base salary or fee in excess of $250,000;

(x)             Each Contract with any current or former employee, director or other service provider of the Company or any of its Subsidiaries that provides for change in control or transaction-based payments and/or benefits and triggered by the Mergers;

(xi)            Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(xii)           Each Contract containing covenants of the Company or any of its Subsidiaries, (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area, in each case, that currently has or would reasonably be expected to have a material and adverse effect on the business of the Company and its Subsidiaries (taken as a whole) as currently operated, in each case other than, for the avoidance of doubt, customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(xiii)          Each Contract that grants to any third Person any “most favored nation rights”;

(xiv)          Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xv)           Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging;

(xvi)          Each Affiliate Agreement; and

(xvii)         Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) any deferred or contingent payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any indemnification payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b)            The Company has made available to Acquiror complete and accurate copies of each Specified Contract as in effect as of the date of this Agreement and, to the Knowledge of the Company, no service order, statement of work, or other agreement not provided to Acquiror modifies any material terms of the applicable Specified Contract. Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or as would not have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, where the occurrence of such breach or default or failure to perform would not have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Specified Contracts, and (y) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default of any Specified Contract and during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Specified Contract.

Section 4.14            Government Contracts.

(a)             Schedule 4.14(a) sets forth a current, complete, and accurate list of each Government Contract held by the Company or one of its Subsidiaries as of the date hereof. Except as set forth on Schedule 4.14(a), each Government Contract listed in Schedule 4.14(a) is in full force and effect and constitutes a legal, valid, and binding agreement of the Company or a Subsidiary, enforceable against the Company or a Subsidiary in accordance with its terms. The Company has made available to Acquiror copies of the main contract documents including all modifications, task orders, purchase orders, and delivery orders for those Government Contracts provided on Schedule 4.14(a).

(b)            With respect to each Government Contract or Government Bid, since May 1, 2017, except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, and except as set forth in Schedule 4.14(b): (i) the Company or its Subsidiary, as applicable, has complied with all material terms and conditions of such Government Contract or Government Bid; (ii) the Company or its Subsidiary, as applicable, has complied with all material requirements of Law pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed with respect to such Government Contract or Government Bid were accurate and truthful in all material respects as of their effective date and the Company or its Subsidiary, as applicable, has complied with all such representations and certifications in all material respects; (iv) all invoices and claims for payment, reimbursement, or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by the Company or its Subsidiary, as applicable, in connection with a Government Contract or Government Bid were current, accurate, and complete in all material respects as of their respective submission dates, and the Company or its Subsidiary, as applicable, is not aware of any evidence that such submissions are not still current, accurate, and complete in all material respects; and (v), since May 1, 2017, neither the Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, oral) notice of termination for default, termination for convenience, cure notice, show cause notice, deficiency or similar notice, stop work order, and no such notice has been threatened. Except as set forth on Schedule 4.14(b), consummation of the transactions contemplated by this Agreement will not require notice to transfer or constitute, cause or serve as the basis of non-performance or non-compliance with any term of any Government Contract or Government Bid to which the Company or any Subsidiary is a party.

(c)            Except as would reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, and except as set forth on Schedule 4.14(c): (i) neither the Company nor any of its Subsidiaries has received any written notice that any officer or, to the Knowledge of the Company, employee, consultant, or agent of the Company or any Subsidiary, is, or since May 1, 2017 has been, under administrative, civil, or criminal investigation, indictment, or information by any Governmental Authority relating to the performance of his or her duties under a Government Contract and; (ii) to the Knowledge of the Company, there is no pending audit or investigation of the Company, any of its Subsidiaries, or any officers of the Company or its Subsidiaries (in each case, in such individual’s capacity as such), or, to the Knowledge of the Company, employees, consultants or agents of the Company or any Subsidiary, nor since May 1, 2017 has there been either (A) a non-routine audit of the Company or any Subsidiary, (B) an audit that resulted in a material adjustment to amounts invoiced or (C) any audit or investigation of the Company or any Subsidiary or any officers, employees, consultants or agents of the Company or any Subsidiary resulting in a material adverse finding with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid; (iii) since May 1, 2017, neither the Company nor any Subsidiary has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, unlawful conduct, misstatement, significant overpayment, or omission arising under or relating to a Government Contract or Government Bid; (iv) neither the Company or any Subsidiary has received any written (or, to the Knowledge of the Company, oral) notice of any determination by a Governmental Authority regarding, nor entered into an consent order or administrative agreement, with a Governmental Authority regarding, any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; (v) neither Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; (vi) neither the Company nor any Subsidiary has received written document requests, subpoenas, search warrants, or civil investigative demands addressed to or requesting information involving the Company, any Subsidiary, or any members, managers, officers, employees, consultants, agents, or representatives of the Company or any Subsidiary in connection with or concerning any information related to a Government Contract or Government Bid; (vii) neither the Company nor any Subsidiary has received any written notice of any judicial, administrative, or contractual penalties or damages imposed or, to the Knowledge of the Company, threatened to be imposed on the Company or any Subsidiary related to any Government Contract or Government Bid; and (viii) since May 1, 2017, neither the Company nor any Subsidiary nor any officers, principals, or, to the Knowledge of the Company, any employee, consultant, agent, representative, or subcontractor of the Company or any Subsidiary is or has been suspended or debarred, proposed for debarment, declared ineligible or determined non-responsible from holding, performing or bidding on any Government Contract, and no such proceeding regarding suspension, debarment, ineligibility or non-responsibility has been commenced or threatened.

(d)            Except as set forth in Schedule 4.14(d), (i) there are no currently outstanding claims against the Company or any of its Subsidiaries for which the Company or any Subsidiary has received written notice, either by a Governmental Authority or by any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid; (ii) there are, to the Knowledge of the Company, no current disputes or pending requests for equitable adjustment between the Company or any Subsidiary and any Governmental Authority under the Contract Disputes Act or any other Law or between the Company or any Subsidiary and any prime contractor, subcontractor, or vendor arising under or relating to any such Government Contract or Government Bid; and (iii) no current Government Contract is the subject of any bid protest proceeding.

(e)            Since May 1, 2017 and prior to the date hereof, no Governmental Authority, prime contractor, or higher-tier subcontractor has withheld or setoff or, to the Knowledge of the Company, attempted to withhold or setoff, material amounts otherwise due or payable to the Company or any Subsidiary under any Government Contract.

(f)             Schedule 4.14(f) sets forth a full and complete list of all facility clearances that are current and are presently being used by the Company or any of its Subsidiaries. Since May 1, 2017, the Company or its Subsidiary, as applicable, has (i) had the required procedures and facility security clearances in place, or has applied for all such security clearances, to conduct the Company’s or, as applicable, any Subsidiary’s, business of a classified nature up to the level of the Company’s or any Subsidiary’s present clearances, and is taking and has taken all actions necessary to maintain and protect such facilities clearances, (ii) complied in all material respects with applicable national security obligations, including without limitation, the requirements specified in the National Industrial Security Program Operating Manual, and (iii) not been notified by the Defense Counterintelligence and Security Agency or by any other Governmental Authority of any investigations, inquiries or review relating to the facility and personnel security clearances granted by any Governmental Authority to the Company or any Subsidiary other than any review in the normal course of business.

(g)            Neither the Company nor any Subsidiary has made any assignment of any Government Contract or any interest in any outstanding Government Contract. Neither the Company nor any Subsidiary has entered into any financing arrangements with respect to any outstanding Government Contract.

(h)            Since May 1, 2017, neither the Company nor any Subsidiary has received any materially adverse or negative past performance evaluations, reports, or ratings, in each case, in writing, by any Governmental Authority, prime contractor, or higher-tier subcontractor with regard to any Government Contract.

Section 4.15           Company Benefit Plans.

(a)            Schedule 4.15(a) sets forth a true, correct, and complete list of each material Company Benefit Plan, other than offer letters that do not provide severance benefits or a notice period in excess of thirty (30) days upon termination of the employment relationship, and, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of current or former employees, directors or other service providers of NewCo, the Company or any of their respective Subsidiaries who reside or work primarily outside of the United States (each, a “Foreign Plan”), separately identifies each such Foreign Plan. For purposes of this Agreement, the term “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based award, severance, separation, employment, individual consulting, retention, change-in-control, transaction bonus, fringe benefit, collective bargaining, bonus, incentive, compensation, deferred compensation, employee loan, health, welfare and each other benefit or compensation plan, agreements, programs, policies, practices, Contract or other arrangement, in each case, whether or not subject to ERISA, whether written or unwritten, (i) which is contributed to, required to be contributed to, sponsored by or maintained by, in each case, NewCo, the Company or any of their respective Subsidiaries for the benefit of any current or former employees, officers, directors, consultants or independent contractors of NewCo, the Company or any of their respective Subsidiaries, (ii) under which any current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries has any present or future right to benefits, or (iii) under or with respect to which NewCo, the Company or any of their respective Subsidiaries has any liability, contingent or otherwise.

(b)            With respect to each material Company Benefit Plan, the Company has provided or made available to Acquiror true, complete and correct copies of, to the extent applicable: (i) each Company Benefit Plan and all amendments thereto (or, if not written a written summary of its terms) and any trust agreement, insurance contracts or other funding instrument or vehicles and amendments thereto relating to such plan, (ii) the most recent summary plan description and summary material modifications, (iii) the most recent annual report on Form 5500 and all attachments thereto, (iv) the most recent actuarial valuation and audited financial statements, (v) the most recent determination, advisory or opinion letter issued by the Internal Revenue Service, and (vi) any material non-routine correspondence with any Governmental Authority.

(c)            Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            Each Company Benefit Plan has been established, maintained, funded and administered, in each case, in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code, and all contributions, premiums or other payments and/or amounts that are required to be made or due with respect to any Company Benefit Plan have been timely made or, if not yet due, properly accrued and reflected in NewCo’s, the Company’s or one of their respective Subsidiaries’, as applicable, financial statements to the extent required by GAAP.

(ii)           Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, in either case, nothing has occurred, whether by action or failure to act or otherwise, that could reasonably be expected to adversely affect such qualification or result in the loss of such qualification.

(iii)          (A) No event has occurred and no condition exists that would subject NewCo, the Company or any of their respective Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (B) there do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits) or other actions, suits, audits, arbitration or legal, judicial or administrative proceeding (whether in law or in equity), or investigations with respect to any Company Benefit Plan and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, or other actions, suits, audits, arbitration or legal, judicial or administrative proceeding (whether in law or in equity), or investigations, and (C) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any Company Benefit Plan.

(d)            Neither NewCo, the Company nor any of their respective Subsidiaries maintains or sponsors or has or has incurred any liability in respect of post-employment or post-retirement health, medical, life or welfare benefits for any current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code and at the sole expense of the applicable current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries.

(e)            Neither NewCo, the Company nor any of their respective Subsidiaries nor their respective ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to or at any time during the preceding six (6) years has sponsored, maintained, contributed to or was required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to (1) any multiemployer plan (within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (2) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412, Section 430 or Section 4971 of the Code, (3) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither NewCo, the Company, their respective Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(f)            Neither the execution and delivery of this Agreement by the Company, shareholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement will or could reasonably be expected to (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, increase, funding or vesting of any compensation or benefits to, or the forgiveness of debt with respect to, any current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries under any Company Benefit Plan or otherwise, (B) entitle any current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries to any severance pay or other compensation or benefits or to any increase in severance pay or other compensation or benefits, (C) limit the right or ability to terminate or amend any Company Benefit Plan or (D) directly or indirectly cause NewCo, the Company or any of their respective Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plans.

(g)            (A) No amount, payment, right or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, shareholder, consultant or other service provider of NewCo, the Company, any of their respective Subsidiaries or their Affiliates who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be or is expected to be characterized as, or give rise to, separately or in the aggregate, an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or be nondeductible under Section 280G of the Code, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) and (B)  neither NewCo, the Company nor any of their respective Subsidiaries has any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(h)

(i)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder.

(ii)           With respect to each Foreign Plan: (A) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (B) each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable Tax treatment has been timely and properly registered and has been maintained in good standing in all material respects with applicable regulatory authorities and, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect such plan; and (C) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

Section 4.16           Labor Matters.

(a)            Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. To the Knowledge of the Company, no employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no activities or proceedings of any labor union, works council or labor organization to organize any current or former employee, officer, or director of the Company or its Subsidiaries (the “Company Employees”) and there is no, and since May 1, 2017 there has been no, labor dispute, labor grievance, labor arbitrations, unfair labor practice or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(b)            Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law that remains unsatisfied.

(c)            The Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all Laws respecting labor and employment, including provisions thereof relating to fair employment practices, terms and conditions of employment, collective bargaining, unfair labor practices, reductions in force, equal employment opportunity, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, background checks, paid or unpaid leave, classification of employees and independent contractors, and wages and hours, and since March 1, 2020, have been in compliance with all Laws respecting COVID-19, except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            To the Knowledge of the Company, since December 31, 2018, no charges or complaints of sexual or other unlawful harassment based on sex, race, or any other prohibited characteristic have been made against any current officer of the Company or any Subsidiary, except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any of its Subsidiaries.

Section 4.17           Taxes.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since May 1, 2017:

(i)             all Tax Returns required to be filed by NewCo, the Company or its Subsidiaries have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(ii)            all Taxes required to be paid by NewCo, the Company (whether or not shown on any Tax Return) and its Subsidiaries have been duly paid;

(iii)           no Tax audit, examination or other proceeding with respect to Taxes of NewCo, the Company or any of its Subsidiaries is pending or has been threatened in writing;

(iv)           to the Knowledge of the Company, no Tax audit, examination or other proceeding with respect to Taxes of Cyxtera Cybersecurity, Inc. or any of its Subsidiaries is pending or has been threatened in writing;

(v)            NewCo, the Company and each of its Subsidiaries has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and

(vi)           there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed against NewCo, the Company or its Subsidiaries that have not been paid or otherwise resolved.

(b)            Neither NewCo, the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since May 1, 2017.

(c)            Neither NewCo, the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)            There are no Liens with respect to material Taxes on any of the assets of NewCo, the Company or its Subsidiaries, other than Permitted Liens.

(e)            Neither NewCo, the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the NewCo, the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(f)             NewCo, the Company and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such amounts required to have been so paid over and complied in all material respects with all material applicable withholding and related reporting requirements with respect to such Taxes.

(g)            The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return (excluding extensions granted automatically under applicable Law).

(h)            No written and unresolved claim has been received by the Company or any of its Subsidiaries since May 1, 2017 from a Governmental Authority in respect of Tax in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(i)             Neither NewCo, the Company nor any of its Subsidiaries is subject to income Tax in a jurisdiction outside the country of its organization.

(j)             Neither NewCo, the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing other than in compliance with the terms of this Agreement, or (v) by reason an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law). Solely for purposes of determining whether or not an intercompany transaction described in Section 1502 is material for purposes of Section 4.17(j)(i), no intercompany transaction that would result in a liability to the Company that is less than $10,000,000 shall be considered material.

(k)            Neither NewCo, the Company nor any of its Subsidiaries has made a request for an advance tax ruling or similar guidance that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(l)             Neither NewCo, the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(m)            Schedule 4.17(m) includes a list of the tax classifications and jurisdictions of the Company and all its Subsidiaries.

(n)            Neither NewCo, the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment, and to the Knowledge of the Company there are not any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(o)            The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) obtained or intends to seek to obtain, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, except for the PPP Loan.

(p)            The Company has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.

Section 4.18           Insurance. Schedule 4.18 sets forth a complete and accurate list, as of the date hereof, of each material insurance policy currently in effect to which the Company or any of its Subsidiaries is a party or express named insured (collectively, the “Insurance Policies”), together with a claims history for claims in excess of $1,000,000 since the date of the Most Recent Balance Sheet. The Company has made available to Acquiror true and accurate copies of each Insurance Policy. With respect to each such Insurance Policy, except as set forth on Schedule 4.18 and except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole: (a) the Insurance Policy is valid, binding and in full force and effect and enforceable in accordance with its terms, except for the Insurance Policies that have expired under their terms in the ordinary course of business; (b) all premiums with respect thereto have been timely paid; (c) neither the Company nor any of its Subsidiaries is in default under any such Insurance Policy; and (d) as of the date hereof, no written notice of cancellation or nonrenewal has been received by the Company or any of its Subsidiaries with respect to such Insurance Policy. No insurer has denied or disputed coverage of any material claim made by the Company or its Subsidiaries under any Insurance Policy within the last twelve (12) months. None of the Company nor its Subsidiaries has any self-insurance or co-insurance programs.

Section 4.19           Real Property.

(a)            Schedule 4.19(a)(I) lists each data center owned, leased, subleased, licensed or operated by the Company or any of its Subsidiaries, and for each such data center indicates whether it is owned by the Company or any of its Subsidiaries (“Owned Company Data Centers”) leased, subleased or licensed to the Company or any of its Subsidiaries from a third party (“Leased Company Data Centers” and, together with the Owned Company Data Centers, the “Company Data Centers”). Schedule 4.19(a)(II) lists as of the date hereof: (i) all other real property owned by the Company or its Subsidiaries (the “Other Company Owned Real Property” and, together with the Owned Company Data Centers, the “Owned Real Property”); and (ii) all other real property leased, subleased or licensed by the Company or any of its Subsidiaries, as the lessee, sublessee or licensee, with annual rent payments by any such lessee in excess of $1,000,000 (the “Other Company Leased Property” and, together with the Leased Company Data Centers, “Leased Real Property”). Schedules 4.19(a)(I) and 4.19(a)(II), as applicable, also identify with respect to the Leased Real Property, each lease, sublease, license and any other Contract under which such Leased Real Property is occupied or used by the Company or any of its Subsidiaries, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract, and each amendment, restatement, modification or supplement thereto (the “Real Property Leases”). The Company has delivered or made available to Acquiror, complete, accurate and correct copies, in all material respects, of all Real Property Leases.

(b)            The Company or its applicable Subsidiary, as applicable, has good and marketable fee simple title to the Owned Real Property, in each case free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries has received written notice of any, and to the Knowledge of the Company, there is no, default under any restrictive covenants affecting the Owned Real Property.

(c)            Except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company or its applicable Subsidiary has a valid, binding and enforceable leasehold, subleasehold or license interest (as applicable) in all Leased Real Property. All Real Property Leases under which the Company or any of its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company there is no, default under any such Real Property Lease, except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has (i) exercised any termination rights with respect to any Real Property Lease, or (ii) received written notice from the landlord under any Real Property Lease indicating that the landlord has exercised a termination right with respect to such Real Property Lease.

(d)            The interests of the Company and its Subsidiaries in the Real Property constitutes all interests in real property (i) currently used, occupied or held for use in any material respect in connection with the business of the Company and its Subsidiaries as presently conducted and (ii) necessary for the continued operation of the business of the Company and its Subsidiaries.

(e)            There do not exist any actual or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any interests of the Company or any of its Subsidiaries in the Real Property or any part thereof, and none of the Company nor its applicable Subsidiary have received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any interest in the Real Property or any part thereof or interest therein. Neither the Company nor any of its Subsidiaries have received any currently outstanding and uncured written notice alleging that the Real Property is in violation of any applicable Law(s) in any material respect.

(f)            Neither the Company nor any of its Subsidiaries is a party to any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of its interests in the Real Property.

Section 4.20           Intellectual Property and IT Security.

(a)            Schedule 4.20(a) lists all Intellectual Property Registrations included in the Owned Intellectual Property as of the date of this Agreement. There is no Action pending, or, to the Knowledge of the Company, threatened in writing, challenging the validity, enforceability, ownership, registration, or use of any Intellectual Property Registrations.

(b)            Except as set forth in Schedule 4.20(b), the Company or its applicable Subsidiary (i) is the sole, exclusive owner of all right, title, and interest in and to the Intellectual Property Registrations, (ii) either owns or has the right to use all other Intellectual Property that is material to the conduct of their respective businesses as currently conducted, free and clear of any Liens other than Permitted Liens. All Persons who have participated in the creation or development of any material Intellectual Property for the Company and/or its Subsidiaries have executed and delivered to the Company or its Subsidiary, a written agreement (i) providing for the non-disclosure by such Person of any confidential information of the Company and its Subsidiaries and (ii) providing for the present assignment by such Person to the Company or its Subsidiary of any Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Company or a Subsidiary, except where such Intellectual Property would vest in the Company or a Subsidiary by operation of law. No Governmental Authority or academic institution owns any rights in or to any material Owned Intellectual Property.

(c)            The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby will not result in the loss, termination or impairment of any right of the Company or any of its Subsidiaries in or to any Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(d)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party since May 1, 2017, (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any unresolved written notice since May 1, 2017 that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(e)            The Company and its Subsidiaries have in place commercially reasonable measures to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such material trade secrets included in the Owned Intellectual Property.

(f)            The Company and its Subsidiaries are in material compliance with all the terms and conditions of all licenses applicable to all Open Source Software used in any material software included in Owned Intellectual Property.

(g)            The Company and its Subsidiaries have in place commercially reasonable measures to protect the confidentiality, integrity, availability and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures for the continued operation of their businesses in the event of a failure of the IT Systems. The Company and its Subsidiaries have used reasonable best efforts to prevent the introduction into the IT Systems, any malware, ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that would permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of the IT Systems. The IT Systems have not suffered any critical failures, errors, breakdowns or other adverse events that have caused any material disruption in the operation of the business of the Company and its Subsidiaries since May 1, 2017. The IT Systems are in good working order in all material respects and are sufficient in all material respects for the existing needs of the business of the Company and its Subsidiaries.

(h)            The Company and its Subsidiaries are in material compliance, and since January 1, 2018 have been in material compliance, with all applicable Data Protection Laws, the obligations under their Contracts, and their written privacy policies relating to Personal Data, including requirements regarding the collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of Personal Data. There is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personal Data.

(i)             Since May 1, 2017, to the Knowledge of the Company, the Company and its Subsidiaries have not suffered any material unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromised the confidentiality, integrity, availability or security of Personal Data or the IT Systems, or that triggered any reporting requirement under any breach notification Law. To the Knowledge of the Company, no service provider (in the course of providing services for or on behalf of the Company and its Subsidiaries) has suffered any security breach that has had a material adverse effect on the business of the Company and its Subsidiaries.

Section 4.21           Environmental Matters.

(a)            The Company and its Subsidiaries are, and since May 1, 2017 have been, in compliance with all Environmental Laws, which includes and has included holding and complying with all Permits required under Environmental Laws, in each case except where such failure to be, or to have been, in compliance with such Environmental Laws or Permits as has not, and would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(b)            Since May 1, 2017, none of the Company or its Subsidiaries has received any written notice from any Person regarding any actual or alleged violation of, or liability arising under, Environmental Law, except for any such matter which, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, there are no Actions pending against or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging, any violations of or liability under any Environmental Law.

(d)            Neither the Company nor any of its Subsidiaries is subject to any Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries.

(e)            To the Knowledge of the Company, since May 1, 2017, neither the Company nor any of its Subsidiaries has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, or owned or operated any property or facility which is or was contaminated by, any Hazardous Materials, except, in each case, as would not reasonably be expected to give rise to any liability under any Environmental Laws that would have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(f)            Neither the Company nor any of its Subsidiaries has retained or assumed, by contract, any liabilities or obligations of any other Person arising under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries.

(g)            To the Knowledge of the Company, there are no presently existing conditions, events or circumstances relating to the facilities, properties or operations of the Company or its Subsidiaries would reasonably be expected to prevent, hinder or limit continued compliance with Environmental Laws as in effect as of the date of this Agreement or give rise to liabilities under such Environmental Laws, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries.

(h)            The Company and its Subsidiaries have made available to Acquiror all environmental audits, assessments, studies or reports materially bearing on the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, in each case, which are in their possession or under their reasonable control.

Section 4.22           Brokers’ Fees. Other than as set forth on Schedule 4.22, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.23           Related Party Transactions. Except for the Contracts set forth on Schedule 4.23 or Contracts that will be terminated prior to Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Affiliate Agreements.

Section 4.24           Data Center Matters. Schedule 4.24 sets forth a true and correct list, as of the date of this Agreement, with respect to each Company Data Center, of the approximate aggregate amount of electric power that the Company or any of its Subsidiaries has committed to provide under the Customer Colocation Contracts in respect of such Company Data Center as of September 30, 2020. Since December 31, 2018 through the date hereof, none of the Company or any of its Subsidiaries has entered into any Customer Colocation Contract or other Contract to provide electric power to any Person (a) except in the ordinary course of business, or (b) in excess of the electrical power capacity available at the applicable Company Data Center to provide such electric power, on historical usage patterns and industry patterns, except in the ordinary course of business. Except as set forth in Schedule 4.24, since December 31, 2018 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice of actual or threatened reduction or curtailment of any utility service now supplied to any Company Data Center that would reasonably be likely to have a materially adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.25           International Trade; Anti-Corruption.

(a)            The Company and its Subsidiaries are and since May 1, 2017 have been in compliance with all applicable Sanctions Laws and Trade Control Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or, to the Knowledge of the Company, employees agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been at any time since May 1, 2017: (i) a Sanctioned Person, (ii) engaged, directly or indirectly, in any dealings or transactions on behalf of, with, or otherwise involving any Sanctioned Person in violation of Sanctions Laws, or (iii) otherwise engaged, directly or indirectly, in any dealings or transactions in violation of applicable Sanctions Laws or Trade Control Laws. Neither the Company nor any of its Subsidiaries (y) has assets, operations or business dealings located in, or otherwise directly or indirectly derives revenue from investments, activities, or transactions in or with any Sanctioned Country, or (z) directly or indirectly derives revenues from investments, activities or transactions in or with, any Sanctioned Person. Since May 1, 2017, neither the Company nor any of its Subsidiaries has exported, reexported, or transferred (in-country) any products, services, technology, technical data, or any other item for which a license, approval, license exception, registration, or similar authorization is or was required under applicable Trade Control Laws or Sanctions Laws or, to the Knowledge of the Company, by any other Governmental Authority.

(b)            The Company and its Subsidiaries are and since May 1, 2017 have been in compliance with all Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of the Company, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has since May 1, 2017 (i) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, solicited, or received, any money or thing of value, directly or indirectly, to or from any Government Official, any political party or official thereof or any candidate for political office; any member of any Governmental Authority; any private individual or commercial entity (including employees, agents, directors and officers of such commercial entity); or any other Person in any such case while knowing that all or a portion of such money or thing of value may be given, offered, promised, or authorized or agreed to be given, solicited, or received, directly or indirectly, to any Person or member of any Governmental Authority or any candidate for political office for the purpose of any of the following: (x) influencing any action or decision of such Person, in such Person’s official or commercial capacity, including a decision to fail to perform such Person’s official or commercial function; (y) inducing such Person to use such Person’s influence with any Governmental Authority, private individual or commercial entity to affect or influence any act or decision of such Governmental Authority, private individual or commercial entity to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (ii) otherwise violated any Anti-Corruption Laws. The Company and its Subsidiaries have maintained accurate books and records, practices and internal controls in compliance with Anti-Corruption Laws and have had in place practices and internal controls reasonably designed to ensure that receipts and expenses were accurately recorded and were based on accurate and sufficient supporting documentation.

(c)            From May 1, 2017 through the date hereof, (i) there has been no Action pending or, to the Knowledge of the Company, threatened, against the Company, or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, that relates to an actual or potential violation of Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws; and (ii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; conducted any internal investigation or audit concerning, or has any Knowledge of any actual or potential violation or wrongdoing by the Company, its Subsidiaries, or any of their respective officers, directors, employees or agents, in each case of this Section 4.25(c) related to Trade Control Laws, Sanctions Laws, or Anti-Corruption Laws. The Company and its Subsidiaries have instituted and, at all times since May 1, 2017, maintained and enforced policies, procedures and internal controls reasonably designed to promote compliance by the Company, its Subsidiaries, and their respective officers, directors, employees, and agents, with Anti-Corruption Laws, Sanctions Laws, and Trade Control Laws.

Section 4.26           Top Customers and Top Suppliers.

(a)            Schedule 4.26(a) sets forth a true, correct and complete list of the names of the top ten (10) customers by dollar sales volume paid by such customers to the Company and its Subsidiaries for the year ended December 31, 2020 (each, a “Top Customer”). None of the Top Customers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it purchases from the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it desires to renegotiate its Contract with the Company or any of its Subsidiaries or the terms on which the Company or any of its Subsidiaries provides services to such Top Customer.

(b)            Schedule 4.26(b) sets forth, a true, correct and complete list of the names of the top ten (10) suppliers by dollar sales volume paid by the Company and its Subsidiaries to such supplier for the year ended December 31, 2020 (each, a “Top Supplier”). None of the Top Suppliers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it provides to the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, that it desires to renegotiate its Contract with the Company or any of its Subsidiaries or the terms on which the Company or any of its Subsidiaries receives services or products from such Top Supplier.

Section 4.27           Acquisitions and Acquisition Contracts. Since May 1, 2017, no written dispute, demand, claim (including any claim for indemnification) or other Action has been made in writing or initiated in writing or threatened in writing by or against the Company or any of its Subsidiaries, under any Contract to which the Company or its Subsidiaries are parties that relates to any acquisition (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries of a business, business unit or Person (each, an “Acquisition”) (an “Acquisition Contract”). As of the date hereof, there are no “earn-outs,” contingent payment obligations or other similar obligations of the Company or any of its Subsidiaries in respect of any Acquisition under any Acquisition Contract.

Section 4.28           No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Stockholder, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or the Company Stockholder.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement or in the SEC Reports filed or furnished by Acquiror prior to January 1, 2021 (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” or other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto), each Acquiror Party represents and warrants to the Company and NewCo as follows:

Section 5.01            Corporate Organization. Each of Acquiror, Merger Sub 1 and Merger Sub 2 is duly incorporated or formed and is validly existing as a corporation or limited liability company in good standing under the Laws of Delaware and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Acquiror has made available to the Company true and correct copies of each of the Acquiror Parties’ organizational documents as in effect as of the date hereof. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed, registered or qualified.

Section 5.02           Due Authorization.

(a)            Each of the Acquiror Parties has all requisite corporate or limited lability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of each Acquiror Party and no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such other Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder (except that obtaining the Required Acquiror Stockholder Approval is a condition to the consummation of the Mergers). This Agreement has been, and each such other Transaction Agreement to which such Acquiror Party will be party will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto (other than the other Acquiror Party), this Agreement constitutes, and each such other Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)            The only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Schedule 5.02(b).

(c)            At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) without limiting Section 8.03, resolved to recommend to Acquiror’s stockholders approval of each of the Acquiror Stockholder Matters.

Section 5.03            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the Required Acquiror Stockholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of the Merger Subs, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to any Acquiror Party, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party, or (d) result in the creation of any Lien upon any of the properties or assets of the Acquiror Parties (including the Trust Account), except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04            Litigation and Proceedings. Since December 31, 2019, there has been no pending or, to the Knowledge of Acquiror, threatened (in writing) Actions by or against Acquiror that, if adversely decided or resolved, had, individually or in the aggregate, an Acquiror Material Adverse Effect. There is no Governmental Order imposed upon any Acquiror Party that has had, individually or in the aggregate, an Acquiror Material Adverse Effect. No Acquiror Party is party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that has had, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.05            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing with the SEC of (A) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the Certificates of Merger in accordance with the DGCL and the DLLCA and (iv) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.06           Trust Account.

(a)            As of the date hereof there is at least $404,234,530 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 9, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated September 9, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the Knowledge of Acquiror, threatened with respect to the Trust Account or the funds contained therein. Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). At the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the Transactions. From and after the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)            As of the date hereof, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. As of the date hereof, Acquiror does not have any Contract, arrangement or understanding to enter into or incur, any Contract or other obligations with respect to or under any Indebtedness.

Section 5.07          Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement or any other potential Business Combination transaction considered or engaged in by or on behalf of Acquiror based upon arrangements made by Acquiror or any of its Affiliates or otherwise in respect of which Acquiror or any of its Affiliates may have any liability or obligation.

Section 5.08          SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes as permitted by Form 10-Q of the SEC) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)            Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c)            Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records of Acquiror and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d)            Acquiror has not identified or been made aware of any, and to the Knowledge of Acquiror, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e)            To the Knowledge of Acquiror, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f)            Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.

Section 5.09          Business Activities.

(a)            Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding Equity Securities of the Merger Subs.

(b)            Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation (other than the Merger Subs), partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the other Transaction Agreements or as set forth on Schedule 5.09(c), no Acquiror Party is, and at no time has been, party to any Contract with any Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $300,000 in the aggregate.

(d)            As of the date hereof, Acquiror has no liabilities or obligations, except for liabilities or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of September 30, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2020 in the ordinary course of the operation of business of Acquiror, disclosed in the Schedules, included as set forth on Schedule 5.09(c) and as set forth on Schedule 5.09(d) or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions, including with respect to professional fees for legal and accounting advisors incurred by Acquiror or its Subsidiaries in connection with the Transactions.

Section 5.10          Tax Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect:

(i)            all Tax Returns required to be filed by any Acquiror Party have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(ii)            all Taxes required to be paid (whether or not shown on any Tax Return) by any Acquiror Party have been duly paid;

(iii)            no Tax audit, examination or other proceeding with respect to Taxes of any Acquiror Party is pending or has been threatened in writing;

(iv)            each Acquiror Party has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and

(v)            there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed against any Acquiror Party that have not been paid or otherwise resolved.

(b)            Neither Acquiror nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

(c)            Neither Acquiror nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)            There are no Liens with respect to material Taxes on any of the assets of Acquiror or its Subsidiaries, other than Liens for Taxes not yet due and payable.

(e)            Neither Acquiror nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(f)            The Acquiror and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such amounts required to have been so paid over and complied in all material respects with all material applicable withholding and related reporting requirements with respect to such Taxes.

(g)            Neither the Acquiror nor any of its Subsidiaries has made a request for an advance tax ruling or similar guidance that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(h)            No Acquiror Party has taken any action the could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment, and to the Knowledge of Acquiror there are not any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(i)            No Acquiror Party is subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to Acquiror or that are customary commercial contracts not primarily related to Taxes and entered into with persons who are not Affiliates of, or direct or indirect equity holders in, the Sponsor).

Section 5.11         Capitalization.

(a)            The authorized capital stock of Acquiror consists of 221,000,000 shares of capital stock, including (i) 200,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”). Schedule 5.11(a) sets forth the total number and amount of all of the issued and outstanding Equity Securities of each Acquiror Party (including Acquiror Warrants), and further sets forth the amount and type of Equity Securities of any Acquiror Party owned or held by each of Sponsor and each of Sponsor’s Affiliates. No shares of Acquiror Preferred Stock have been issued or are outstanding. All of the issued and outstanding shares of Equity Securities of the Acquiror Parties (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(b)            Except as set forth on Schedule 5.11(a), there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other Equity Securities of Acquiror.

(c)            Neither Acquiror Party owns any Equity Securities in any other Person (other than Equity Securities of the Merger Subs owned by Acquiror) or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.12         NASDAQ Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock, one-sixth of one Acquiror Warrant and the contingent right to receive at least one-sixth of one Acquiror Warrant, under certain circumstances and subject to adjustment as further described in Acquiror’s final prospectus, dated as of September 9, 2020 (the “Contingent Right”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SVACU” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SVAC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SVACW”. There is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NASDAQ or the SEC.

Section 5.13         PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror in the aggregate amount of $250,000,000 (the “PIPE Investment Amount”). To the Knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. There are no other side letters or other Contracts, or arrangements to which Acquiror, Sponsor (or any Affiliate of Sponsor) or any PIPE Investor is party or by which any of them is bound relating to any Subscription Agreement or the PIPE Investment and, as of the date hereof, Acquiror has no knowledge of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms thereof. Other than fees payable to the PIPE placement agents pursuant to that certain engagement letter, dated as of February 2, 2021, by and among J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, UBS Securities LLC and Acquiror (as in effect as of the date hereof or as hereafter modified with the prior written consent of the Company), no fees, consideration or other discounts are payable or have been agreed by or on behalf of Acquiror or to any PIPE Investor in respect of its PIPE Investment.

Section 5.14         Related Party Transactions. Except as expressly set forth in the SEC Reports and the Subscription Agreements, there are no Contracts, transactions, arrangements or understandings between any Acquiror Party or its Affiliates, on the one hand, and Sponsor, any Affiliate of Sponsor or any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party, on the other hand.

Section 5.15         Investment Company Act; JOBS Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.16         Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has had, individually or in the aggregate, an Acquiror Material Adverse Effect and (b) Acquiror and the Merger Subs have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.17         No Other Representations. Except as provided in this Article V, neither Acquiror, nor the Merger Subs, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Acquiror Parties.

Article VI
COVENANTS OF THE COMPANY

Section 6.01          Conduct of Business(a)          . (a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including the Pre-Closing Restructuring) or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed) use reasonable best efforts to (i) conduct and operate its business in the ordinary course of business consistent with past practices, (ii) preserve intact the current business organization of the Company and its Subsidiaries and (iii) preserve its relationships with Governmental Authorities, material suppliers, customers, vendors, lessors and other Persons having material business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as contemplated by this Agreement (including the Pre-Closing Restructuring), as set forth on Schedule 6.01 or as consented to by Acquiror in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(b)            change or amend its certificate of formation, certificate of incorporation, bylaws, limited liability company agreement or other organizational documents, except as provided in Section 6.10;

(c)            make, declare, set aside, establish a record date for or pay any dividend, return of capital or other distribution of profits or assets (whether in cash, stock or property or other combination thereof), other than any dividends, return of capital or other distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(d)            enter into a Contract that would be a Specified Contract if entered into prior to the date hereof, or modify, amend, terminate or waive any material right under any Specified Contract or any Real Property Lease, in each case other than in the ordinary course of business consistent with past practice;

(e)            except in the ordinary course of business, sell, transfer, convey, lease or license any Owned Real Property;

(f)            authorize for issuance, issue, deliver, sell, transfer, pledge or dispose of or otherwise place or suffer to exist any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries;

(g)            sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to, grant or suffer to exist any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business consistent with past practice, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business consistent with past practice, (iii) grants of non-exclusive licenses of Intellectual Property to customers in the ordinary course of business consistent with past practices, or (iv) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(h)            settle or compromise any pending or threatened Action, waive any material claims or rights, or enter into any consent decree or settlement agreement with any Governmental Authority against or affecting any of the Company or its Subsidiaries or any assets of the Company or its Subsidiaries, other than settlements where the amount paid in settlement or compromise does not exceed $500,000 individually or $3,000,000 in the aggregate;

(i)            Except as otherwise required by the terms of any existing Company Benefit Plans as in effect on the date hereof, (i) increase the compensation or benefits of any current or former officer or director of the Company or its Subsidiaries, (ii) pay or promise to pay, fund or promise to fund any new, enter into or make any grant of any retirement or pension, severance, change in control, transaction bonus, equity or equity-based, retention or termination or similar payment or arrangement to any current or former employees, officers, directors, consultants or independent contractors of the Company or its Subsidiaries, except in connection with the promotion, hiring, or termination of employment or service in the ordinary course of business, (iii) establish any trust or take any action to accelerate any payments or benefits, or accelerate the vesting, the time of payment or the funding, or secure the funding of any payments or benefits, payable or to become payable to any current or former employees, officers, directors, consultants or independent contractors of the Company or its Subsidiaries, or (iv) establish, adopt, enter into, materially amend or terminate any material Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement or (v) make any change in the key management structure of the Company or its Subsidiaries, including the hiring of additional officers or the termination of any employees at the level of director or above or with an annual base salary of $200,000 or above, other than terminations for cause or due to death or disability;

(j)            make any loans or advance any money or other property to any Person, except (A) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (B) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, (C) advances or other payments among the Company and its Subsidiaries and (D) advances in the ordinary course of business of NewCo, the Company or its Subsidiaries and consistent with past practice to employees, officers or directors of the Company or any of its Subsidiaries for out-of-pocket expenses;

(k)            redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than transactions solely between the Company and its wholly owned Subsidiaries or solely between wholly owned Subsidiaries of the Company;

(l)            adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(m)            make any change in accounting principles or methods of financial accounting affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by GAAP or applicable Law;

(n)            (i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, Equity Securities or other properties in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (iii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(o)            make, change or revoke any material Tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to Taxes, file any Tax Return in a manner materially inconsistent with past practice that could reasonably be expected to have an adverse effect on the Company or its Subsidiaries, settle or compromise any material Tax claim or Tax liability, enter into any closing agreement with respect to any material Tax, or surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim, action or assessment;

(p)            take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment;

(q)            other than draws under Revolving Loans, and other than in the ordinary course of business and consistent with past practices, incur, create or assume any material Indebtedness;

(r)            modify the terms of the Credit Facilities in any respect that is material and adverse to the Company;

(s)            other than in the ordinary course of business consistent with past practice, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(t)            make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror;

(u)            accelerate any annual or other bonuses or cash incentive payments ahead of the date on which such bonuses or cash incentive payments would have been paid in the ordinary course of business for fiscal year 2021;

(v)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(w)            form any non-wholly owned Subsidiary;

(x)            enter into any commodities or currency hedging transaction, other than in the ordinary course of business consistent with past practices;

(y)            waiver any amount owed to any of the Company or any of its Subsidiaries by a customer or transfer any material assets to a customer, in each case, other than in the ordinary course of business consistent with past practice;

(z)            enter into any Contract between or among a Stockholder Related Party and the Company or its Subsidiaries;

(aa)          fail to use reasonable best efforts to maintain the Insurance Policies in accordance with their respective terms (other than to replace existing policies with substantially comparable policies);

(bb)          modify, amend or otherwise change the terms of any borrowing between a Stockholder Related Party and the Company or its Subsidiaries;

(cc)          make any Restricted Payment; or

(dd)          authorize, agree or enter into any Contract to do any action prohibited under Section 6.01(a) through (cc).

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking any COVID-19 Measures or any action that is reasonably taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give Acquiror, the Merger Subs or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) is prohibited from being disclosed by applicable Law or (y) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, facilities, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03          No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated September 9, 2020, the other SEC Reports and the Acquiror Organizational Documents and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by September 14, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates and equityholders) hereby waives any past, present or future claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or any right to access any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, in connection with or relating in any way to this Agreement or the Transactions with Acquiror; provided that notwithstanding anything herein or otherwise to the contrary (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Stockholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than to its stockholders in connection with redemptions effected prior to a Business Combination) and any assets that have been purchased or acquired by Acquiror or any successor thereof or any of their respective Affiliates with any such funds or otherwise following a Business Combination). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04          Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts deliver to Acquiror no later than March 15, 2021 the (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020, December 31, 2019 and December 31, 2018 and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon and (ii) any other audited or unaudited consolidated balance sheets and the related unaudited or audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement once the audited financial statements for the fiscal year ended December 31, 2020 become stale for purposes of Regulation S-X of the Securities Act, (, including the March 31, 2021 quarterly period no later than May 10, 2021 (together with the Audited Financial Statements, the “Additional Financial Statements”). All such Additional Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited or interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). Additional Financial Statements for any other quarterly period following the quarter ended March 31, 2021 shall be delivered within forty-five (45) days of the end of such period.

Section 6.05          FIRPTA and IRS Form W-9. At the Closing, the Company shall deliver to Acquiror a duly executed and valid (A) certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and (B) IRS Form W-9 from the Company Stockholder. Notwithstanding the foregoing, the sole remedy available to Acquiror for any failure to provide the documentation described in this Section 6.05 shall be to make any Tax withholding (if any) that is required by applicable Law in connection with payments made pursuant to this Agreement as a result of the failure to deliver such documentation, it being understood that in no event shall any such failure to deliver the documentation described in this Section 6.05 constitute a failure of a condition to the Closing pursuant to Article IX or otherwise.

Section 6.06          Termination of Affiliate Arrangements. As of immediately prior to the Closing, the Company shall take all actions necessary to cause any Affiliate Agreement, other than those set forth on Schedule 6.06 (which shall continue to be in effect following the Closing), to be terminated without any further force and effect and with no further liability thereunder to the Company or its Subsidiaries and without any liability or other obligation to the Company and its Subsidiaries following the Closing.

Section 6.07          Section 280G. The Company or NewCo shall (a) no later than five days prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who could receive or retain any payment, right or benefit that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments, rights or benefits (the “Waived 280G Benefits”) so that the vote described in clause (b) shall establish such Person’s right to such payment or other compensation and (b) no later than three days prior to the Closing Date, submit to the Company shareholder vote or NewCo shareholder vote, as applicable (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive and/or retain the Waived 280G Benefits. Prior to, and in no event later than seven days prior to, soliciting such waivers and approval materials, the Company or NewCo, as applicable, shall provide drafts of the calculations, form of waiver and shareholder consent (including adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii)) to Acquiror for its review and comment prior to soliciting such waivers and soliciting such approval, and the Company or NewCo, as applicable, shall consider in good faith any reasonable comments provided by Acquiror. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be retained, made or provided. Prior to the Closing Date, the Company or NewCo, as applicable, shall deliver to Acquiror evidence that a vote of the Company shareholders or NewCo shareholders, as applicable, was solicited in accordance with the foregoing provisions of this Section 6.07 and that either (i) the requisite number of votes of the Company’s shareholders or NewCo’s shareholders, as applicable, was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.  Acquiror shall provide to the Company or NewCo, applicable, no less than fifteen (15) days prior to the Closing Date, any arrangements entered into at the direction of Acquiror or between Acquiror and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Buyer Arrangements”), and the Company or NewCo, as applicable, and Acquiror shall cooperate in good faith with respect to calculating the value of such arrangements, provided, however, that if such Buyer Arrangements are not so provided, compliance with the remainder of this Section 6.07 shall be determined as if such Buyer Arrangements had not been entered into.

Section 6.08          Certain Indebtedness.

(a)            For the purpose of this Section 6.08, “Repayment Amount” means an amount equal to no less than seventy percent (70%) of the Available Closing Acquiror Cash.

(b)            The Company shall, in advance of the Closing Date, deliver a prepayment notice, which shall be contingent upon the occurrence of the Closing, and take all other actions reasonably necessary to facilitate, (i) a voluntary prepayment on the Closing Date under the Second Lien Credit Agreement in an amount (the “Second Lien Repayment Amount”) equal to the lesser of (A) the aggregate amount of all Secured Obligations under and as defined in the Second Lien Credit Agreement (other than contingent obligations in respect of which no claim has been made) and (B) the Repayment Amount, and (ii) in the case of clause (i)(A), the release on the Closing Date of all Liens securing such Secured Obligations.

(c)            Promptly following the determination of the Second Lien Repayment Amount, if the Repayment Amount is greater than the Second Lien Repayment Amount (such excess being the “Spillover Repayment Amount”), the Company shall deliver a prepayment notice, which, if delivered prior to the Closing, shall be contingent upon the occurrence of the Closing, and take all other actions reasonably necessary to facilitate, a voluntary prepayment of Revolving Loans under and as defined in the First Lien Credit Agreement as soon as reasonably practicable after the prepayment under Section 6.08(b) in an amount equal to the lesser of (A) aggregate principal amount of all outstanding Revolving Loans and all accrued interest thereon and (B) the Spillover Repayment Amount.

Section 6.09          No Acquiror Stock Transactions. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and, to the Knowledge of the Company, each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than to engage in the Transactions), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.10         Amendment to Subsidiary Bylaws. Prior to the Closing Date, the Company shall amend or cause to be amended those certain By-Laws of Cyxtera Federal Group, Inc., dated as of June 30, 2017, to remove Section 7.1 therein in its entirety.

Section 6.11         Repayment of Employee Loans. The Company shall cause each loan made pursuant to a promissory note and pledge agreement between the Company and each of the borrowers and holders, to the extent applicable, identified on Schedule 6.11 in the amounts set forth next to each such borrower’s name on Schedule 6.11, together with all accrued but unpaid interest thereon (collectively, the “Employee Loans”), to be repaid in full and terminated without any further force and effect and without any liability or other obligation to the Company and its Subsidiaries, no later than one (1) Business Day prior to the Closing Date.

Section 6.12         Long-Term Incentive Plan. The Company shall, or shall cause its Subsidiaries to, terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the Cyxtera Management, Inc. Long-Term Incentive Plan and any award agreements thereunder, in each case, without liability to the Company or any of its Subsidiaries.

Section 6.13         Notification. During the Interim Period, the Company shall use reasonable best efforts to notify Acquiror, promptly upon gaining Knowledge thereof, in writing if there has occurred any event or occurrence that (i) causes any covenant or agreement of any of the Company contained in this Agreement to be breached, (ii) that renders inaccurate any representation or warranty of the Company contained in this Agreement or (iii) that would reasonably be expected to result in a Company Material Adverse Effect, in each case of clauses (i) - (iii), such that it would result in the failure of any of the conditions set forth in Section 9.02 to be satisfied on or before the Termination Date. The delivery of any such notice pursuant to this Section 6.13 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder. In addition to the foregoing, the Company shall promptly notify Acquiror in writing if it has Knowledge of a payment or transaction which constitutes a Restricted Payment. Notwithstanding anything to the contrary, the Company shall not be in breach of this Section 6.13 (including for purposes of the conditions set forth in Section 9.02 unless and to extent it has committed a Willful Breach of this Section 6.13.

Section 6.14         Company Stockholder Approval. Promptly following execution of this Agreement, the Company shall deliver to Acquiror the Company Stockholder Approval duly executed by the Company Stockholder. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval promptly following the execution and delivery of this Agreement in accordance with all applicable Laws and the certificate of incorporation and bylaws of the Company. The Company shall promptly notify Acquiror upon receipt of the Company Stockholder Approval. The Company shall take all actions necessary to effect the Pre-Closing Restructuring.

Article VII
COVENANTS OF ACQUIROR

Section 7.01          Indemnification and Directors’ and Officers’ Insurance.

(a)            From and after the First Effective Time, Acquiror shall cause the Surviving Entity to indemnify and hold harmless each present and former director, officer and employee of the Company and Acquiror and each of their respective Subsidiaries (the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims, damages or losses incurred in connection with any claim, Action or threatened Action, whether civil, criminal, administrative, investigative or otherwise, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Second Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of D&O Indemnitees that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)            For a period of six years from the First Effective Time, Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided that if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof. Without limiting the foregoing, the Company may (in its reasonable discretion) purchase, prior to the Closing, a “tail” policy, (the “D&O Tail Policy”) providing directors and officers liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of the D&O Indemnitees at a price not to exceed 300% of the amount per annum the Company paid for such insurance in the last twelve (12)-month period prior to the date of this Agreement. If purchased, Acquiror shall use its best efforts to maintain the D&O Tail Policy in full force.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror, the Surviving Corporation and the Surviving Entity. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

(d)            The D&O Indemnitees are express third-party beneficiaries of this Section 7.01.

Section 7.02          Conduct of Acquiror During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except in the case of clause (ix) below which consent will be granted or withheld in the Company’s sole discretion), or as required by applicable Law (including Laws that are COVID-19 Measures), Acquiror shall not and shall not permit the Merger Subs to:

(i)            change, amend, restate, supplement or otherwise modify any of the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of the Merger Subs;

(ii)           (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror; (B) split, combine or reclassify any Equity Securities of Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;

(iii)          make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, file any material Tax Return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of Taxes;

(iv)          take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment;

(v)           enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)          waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability;

(vii)         incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii)        (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or issued pursuant and subject to and in compliance with the Contingent Rights, (y) issuance of Acquiror Warrants pursuant to the Contingent Rights or (z) issuance of Acquiror Class A Common Stock (1) pursuant the Subscription Agreements, or (2) pursuant to the Forward Purchase Agreement or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix)          grant any consent or waiver to any Person pursuant to, or in respect of the matters set forth in, Section 9.2(c) of the Certificate of Incorporation;

(x)           enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission that is payable by the Company or any of its Affiliates, or by Acquiror or any of its Subsidiaries in connection with the Transactions; or

(xi)          enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)            During the Interim Period, each of the Acquiror Parties shall comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which an Acquiror Party is party.

Section 7.03          Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts payable to the stockholders of Acquiror pursuant to the Acquiror Stockholder Redemption, (y) pay the amounts due to the underwriters of Acquiror’s initial public offering for their deferred underwriting commissions as, in the amount, and subject to the terms set forth in the Trust Agreement and (z) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.04          PIPE Investment Except with the prior written consent of the Company, no Acquiror Party shall permit, enter into, grant, consent to or otherwise effect (a) any amendment, supplement or other modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, the Subscription Agreements, (b) any side letters or other Contracts, or arrangements to which Acquiror, Sponsor (or any Affiliate of Sponsor) or any PIPE Investor is party or by which any of them is bound relating to any Subscription Agreement or the PIPE Investment, (c) any changes to the Funding Date (as defined in the Subscription Agreements) other than a date that is on or before three (3) business days prior to the Closing Date, or (d) or agree to, any Alternative Settlement Procedures (as defined in the Subscription Agreements). Without limiting anything contained in this Agreement or the Subscription Agreements, Acquiror shall use reasonable best efforts to take, and, as applicable, cause to be taken, all actions and do, and cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to (i) satisfy on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of the Closing Notice (as defined in the Subscription Agreements), and (iii) enforce its rights under the Subscription Agreements to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the full PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (A) of any actual or anticipatory breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement to the Knowledge of Acquiror; (B) of the receipt or provision of any written notice or other written notice or other communication to or by Acquiror or any of its Representatives from or to any party to any Subscription Agreement pursuant to any such Subscription Agreement or in connection with the transactions contemplated thereby (including with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement); and (C) otherwise if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

Section 7.05          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which (x) is prohibited from being disclosed by applicable Law or (y) on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the books, Tax Returns, records and appropriate officers and employees of Acquiror, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 7.06          Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued to Skadden, Arps, Slate, Meagher & Flom LLP by the SEC staff regarding such matters.

Section 7.07          Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and, subject to approval of the stockholders of Acquiror, adopt a management incentive equity plan (the “Incentive Equity Plan”), based upon the terms set forth in the Incentive Equity Plan Term Sheet attached hereto as Exhibit P.

Section 7.08          Acquiror Bylaws and Charter. At the Effective Time (subject to approval by the stockholders of Acquiror of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.09          Acquiror NASDAQ Listing. From the date hereof through the Closing, Acquiror shall ensure Acquiror remains listed as a public company on the NASDAQ, and shall prepare and submit to the NASDAQ a listing application, if required under NASDAQ rules, covering shares of Acquiror Class A Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on the NASDAQ, and shall obtain approval for the listing of such shares of Acquiror Class A Common Stock and Acquiror Warrants.

Section 7.10         Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.11         Acquiror Board Recommendation. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Acquiror Board Recommendation for any reason. The board of directors of Acquiror shall publicly reaffirm the Acquiror Board Recommendation within five (5) Business Days of receipt of a written request therefor from the Company; provided that Acquiror shall be obligated to make only two (2) such public reaffirmations.

Article VIII
JOINT COVENANTS

Section 8.01          Efforts to Consummate.

(a)            Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to consummate the PIPE Investment on the terms and subject to the conditions set forth in the Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to: (y) obtain any Consents from, or file any notices to, any Governmental Authorities or other Persons necessary to change the name of the authorized permittee of any Permits held by the Company to Cyxtera Technologies, LLC, as necessary for the continued lawful conduct of the business of the Company after Closing, and (z) obtain, file with or deliver to, as applicable, any Consents of, or notices to, any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement (ii) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws or Investment Screening Laws of the other jurisdictions set forth on Schedule 8.01(a) with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement (and any filing fees associated with any such filings shall be paid by Acquiror) and (iii) respond as promptly as reasonably practicable to any requests by any Governmental Authority (including any Competition Authorities) for additional information and documentary material that may be requested pursuant to any Competition Laws (including the HSR Act) or Investment Screening Laws. Acquiror shall promptly inform the Company of any communication between any Acquiror Party, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform Acquiror of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or any other Competition Laws or Investment Screening Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Documents, except with the prior written consent of Acquiror and the Company.

(b)            During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror in advance and, to the extent not prohibited by such Competition Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(c)             Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) other than for de minimis costs and expenses, in no event shall Acquiror, the Merger Subs, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions; provided that any fees relating to any filings under Competition Laws (including HSR) or Investment Screening Laws shall be borne by Acquiror.

(d)            During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or its Subsidiaries). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) Acquiror and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation, (ii) in no event shall Acquiror (or any of its Representatives), settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld delayed or conditioned), and (iii) in no event shall the Company (or any of its Representatives), settle or compromise any Transaction Litigation without the prior written consent of the Acquiror (not to be unreasonably withheld, delayed or conditioned).

Section 8.02            Proxy Statement; Annual and Special Meeting.

(a)            Proxy Statement. The Company and Acquiror shall work in good faith with one another in connection with (x) the drafting of the Proxy Statement and (y) responding in a timely manner to comments on the Proxy Statement from the SEC. Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting in accordance with the Acquiror Organizational Documents, for the purpose of, among other things: (A) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than two (2) Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Stockholder Matters. Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters and annual meeting customary matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Annual and Special Meeting, as adjourned or postponed. The Proxy Statement will comply in all material respects as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Acquiror shall (I) file the definitive Proxy Statement with the SEC, (II) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 8.02(c), as promptly as practicable (but in no event less than five (5) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period specified in Rule 14a-6(a) under the Exchange Act; or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”) and (III) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b)            Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to review and comment on such drafts and shall consider all such comments in good faith from the Company or its Representatives. Acquiror shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period specified in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; and (G) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company and its Representatives with a reasonable opportunity to review and comment on such drafts. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders, (i) the Company will give Acquiror prompt written notice of any development regarding the Company or its Subsidiaries and (ii) Acquiror will give the Company prompt written notice of any development regarding Acquiror, in either case which becomes known by the Company or Acquiror, as applicable, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, Acquiror and the Company shall use their reasonable best efforts to promptly cause an amendment or supplement to be made to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

(i)              If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement containing such information. The Company will provide to Acquiror all information regarding the Company, its Affiliates and its business to the extent necessary for any filing contemplated by the immediately preceding sentence.

(ii)             Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.

(iii)            None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representations or warranties as to the information contained in or omitted from the Proxy Statement (A) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without the Company’s prior written approval or (B) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement.

(iv)            None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Special Meeting. Provided that the Company complies in all material respects with is obligations under Section 6.04 hereof, Acquiror will use its reasonable best efforts to take, in accordance with applicable Law, NASDAQ rules and the Acquiror Organizational Documents, all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (but in no event later than thirty (30) Business Days after the Proxy Clearance Date) (and will disseminate the Proxy Statement to the stockholders of Acquiror as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (ii) provide the stockholders of Acquiror with the opportunity to elect to effect an Acquiror Stockholder Redemption.  Acquiror may only elect (in consultation with the Company) to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting or (z) a postponement or adjournment is required to solicit additional proxies for the purpose of obtaining the Required Acquiror Stockholder Approval; provided that such meeting (I) may not be adjourned to a date that is more than five (5) days after the date for which the Special Meeting was originally scheduled (except to the extent required by applicable Law) and (II) shall not be held later than three (3) Business Days prior to the Termination Date. Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting from its stockholders proxies in favor of the Acquiror Stockholder Matters and including in the Proxy Statement the Acquiror Board Recommendation. Each party shall keep the other party reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by such party in respect of such matters and similar updates regarding any Acquiror Stockholder Redemptions.

Section 8.03           Exclusivity.

(a)            During the Interim Period, neither the Company, nor any of its Representatives acting on its behalf (including the Company Stockholder and the Company Sponsors) will (and the Company will cause its Representatives (including the Company Stockholder and the Company Sponsors) not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations or transactions with any Person (other than Acquiror and its Representatives (including Sponsor)), or enter into or deliver any agreement (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any sale or other disposition (however effected) of all or substantially all of the assets of the Company or its Equity Securities (a “Company Alternative Transaction”) nor shall it permit any of its Representatives (including any Company Sponsor) to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a Company Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a). The Company shall promptly advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it may receive following the date hereof (including the terms related thereto). The Company and its Representatives (including the Company Stockholder and the Company Sponsors) shall immediately discontinue any discussions or negotiations relating to any Company Alternative Transaction.

(b)            During the Interim Period, neither Acquiror nor any of its Representatives acting on its behalf (including Sponsor) will (and SPAC will cause its Representatives (including Sponsor) not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations and/or transactions with any person (other than the Company and its Representatives (including the Company Stockholder and the Company Sponsors)), and/or enter into or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any business combination transaction involving Acquiror and all or a material portion of the asset(s) and/or business(es) of any other person(s), whether by way of stock purchase, asset purchase, merger, business combination or otherwise (each, a “SPAC Alternative Transaction”) nor shall it permit any of its Representatives (including the Sponsor) to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a SPAC Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror and its Representatives (including Sponsor) shall immediately discontinue any and all discussions or negotiations relating to any SPAC Alternative Transaction.

(c)            Notwithstanding anything to the contrary, no Party shall be in breach of this Section 8.03 (including for the purposes of any of the conditions set forth in Section 9.02 or Section 9.03) unless and to extent such Party has committed a Willful Breach of this Section 8.03.

Section 8.04           Tax Matters.

(a)            For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of Acquiror, NewCo, the Merger Subs and the Company intend that the Mergers constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror and NewCo are parties under Section 368(b), and to consummate the Mergers in accordance with the provisions of Sections 368(a)(1)(A) of the Code, (collectively, the “Intended Income Tax Treatment”). In addition, the Parties intend for (i) the Pre-Closing Restructuring to qualify as a reorganization described in Section 368(a)(1)(F) of the Code, and (ii) distribution described in Schedule 1.01 that was effected via a redemption of equity of the Company prior to the signing of this Agreement (the “SIS Distribution”) to be treated as distribution of property governed by Section 301 of the Code. Acquiror, the Merger Subs and the Company will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and the characterization of the SIS Distribution and the Pre-Closing Restructuring set forth in this Section 8.04(a) and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of Acquiror, the Merger Subs and the Company agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority. Acquiror, the Merger Subs and the Company shall cooperate with each other and their respective counsel to document and support the treatment of the Mergers in a manner consistent with the Intended Income Tax Treatment, including by providing factual support letters.

(b)            None of Acquiror, NewCo, the Merger Subs or the Company shall take or cause to be taken, or fail to take or cause to be taken, any action which could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment. The Company, Acquiror and the Merger Subs hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). None of Acquiror, NewCo or the Company shall make or cause to be made any entity classification election to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes that is effective on or prior to the two-year anniversary of the Closing Date, or take any other action that is inconsistent with the tax characterization of the Pre-Closing Restructuring described in Section 8.04(a).

(c)            All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by Acquiror. Each of Acquiror, the Merger Subs and the Company shall use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

Section 8.05            Confidentiality; Publicity.

(a)           Acquiror acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided that Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof; and provided that nothing in this Section 8.05(a) shall relieve any PIPE Investor from any confidentiality obligations (pursuant to Contract or otherwise) to the Company or Acquiror or any of their respective Affiliates.

(b)           None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided, that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

Section 8.06           Post-Closing Directors. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all such action within its power as may be necessary or appropriate such that effective as of the First Effective Time, the board of directors of Acquiror will be comprised as provided in the Stockholders Agreement.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01            Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a)            Competition Approvals. The applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)            No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or having the effect of making illegal the consummation of the Mergers.

(c)            Net Tangible Assets. After giving effect to the Transactions (including the PIPE Investment), Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(d)            Acquiror Stockholder Approval. The Required Acquiror Stockholder Approval shall have been obtained.

(e)            Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(f)            Stock Exchange Approval. The shares constituting the Closing Share Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 9.02           Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by Acquiror in its sole discretion:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company and NewCo, contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization) and Section 4.22 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            The representations and warranties of the Company and NewCo, contained in Section 4.08(e) shall be true and correct in all respects as of the Closing Date as though then made.

(iii)            Each of the representations and warranties of the Company and NewCo, contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 and Section 4.08(e)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(iv)            The representations and warranties of the Company and NewCo, contained in Section 4.06 (Capitalization) and Section 4.08(f) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b)            Agreements and Covenants. (i) Except for the covenants and agreements contained in Section 6.01(cc) (Lockbox), the covenants and agreements of the Company and NewCo, as applicable, in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects and (ii) the covenants and agreements contained in Section 6.01(cc) (Lockbox) shall be complied with in all, but de minimis, respects.

(c)            Officer’s Certificate. The Company shall have delivered to Acquiror a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied.

(d)            Stockholders Agreement. The Company Stockholder, BCEC-SIS Holdings (Guernsey) L.P. and Medina Capital Fund II- SIS Holdco, L.P. shall have each duly executed and delivered a copy of the Stockholders Agreement to Acquiror and the Sponsor.

(e)            Company Stockholder Approval. The Company shall have delivered, or caused to be delivered, to Acquiror the Company Stockholder Approval.

(f)            Repayment of Employee Loans. Each Employee Loan from any individual that would be a “named executive officer” with regards to the proxy statement for Acquiror’s next annual meeting shall have been repaid in full prior to the Closing Date.

Section 9.03           Additional Conditions to the Obligations of the Company. The obligation of the Company and NewCo, to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by the Company in its sole discretion:

(a)            Representations and Warranties.

(i)              Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.07 (Brokers Fees), and Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)             Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Authorization), and Section 5.07 (Brokers Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii)            The representations and warranties of the Acquiror Parties contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b)           Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)           Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

(d)            Stockholders Agreement. Acquiror and Sponsor shall have each duly executed and delivered a copy of the Stockholders Agreement to the Company Stockholder, BCEC-SIS Holdings (Guernsey) L.P. and Medina Capital Fund II- SIS Holdco, L.P.

(e)            A&R Registration Rights Agreement. Acquiror shall have delivered to the Company Stockholder a copy of the A&R Registration Rights Agreement duly executed by Acquiror, the Sponsor and the existing holders of Acquiror Class B Common Stock.

(f)            Trust Account. In accordance with and pursuant to the Trust Agreement, Acquiror shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have, subject to Section 7.03, all of the funds contained in the Trust Account disbursed to Acquiror, all of the funds contained in the Trust Account shall have been actually disbursed to Acquiror, and all such funds disbursed from the Trust Account to Acquiror shall be available to Acquiror in respect of all of the obligations of Acquiror set forth in this Agreement.

(g)            Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $550,000,000.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01          Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)            by mutual written agreement of Acquiror and the Company;

(b)            by either Acquiror or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c)            by either Acquiror or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on July 31, 2021 (the “Termination Date”); provided, however, that (i) if the SEC has not declared the Proxy Statement effective on or prior to June 1, 2021, the Termination Date shall be automatically extended to September 1, 2021 and (ii) in the event that any Investment Screening Law is enacted, after the date of this Agreement, by any Government Authority in the jurisdiction set forth on Schedule 10.01(c) with effectiveness prior to the Closing that require the consent of such Governmental Authority for the consummation of the First Merger, the Termination Date shall automatically be extended by ninety (90) days from the effective date of such Investment Screening Law; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose material breach of any provision of this Agreement caused or resulted in the failure of the Merger to be consummated by such time;

(d)            by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any Party if such Party has materially breached Section 8.02;

(e)            by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, is not cured by the Company before the earlier of (x) the third (3rd) Business Day immediately prior to the Termination Date and (y) the forty fifth (45th) day following receipt of written notice from Acquiror of such breach or failure to perform: provided that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f)             by the Company, if Acquiror or the Merger Subs has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by Acquiror or the Merger Subs by the Termination Date, is not cured by Acquiror or the Merger Subs, as applicable, before the earlier of (x)  the third (3rd) Business Day immediately prior to the Termination Date and (y) the forty fifth (45th) day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(g)            by Acquiror, by written notice to the Company, if the Company fails to deliver the Company Stockholder Approval, duly executed by the Company Stockholder, within twelve (12) hours following the execution and delivery of this Agreement; provided that Acquiror shall have no right to terminate this Agreement pursuant to this Section 10.01(g) at any time following the delivery of the Company Stockholder Approval, even if the Company Stockholder Approval is delivered following such twelve (12)-hour period.

Section 10.02          Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.04 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01          Waiver. At any time and from time to time prior to the Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror and the Merger Subs shall each be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02          Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)          If to Acquiror or the Merger Subs to:

Starboard Value Acquisition Corp.

777 Third Avenue, 18th Floor
New York, NY 10017
Attn: Martin D. McNulty, Jr.
E-mail: mmcnulty@starboardvalue.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld

One Bryant Park

New York, New York 10036-6745
Attn: Jeffrey Kochian, Kerry Berchem and Alice Hsu
E-mail: jkochian@akingump.com, kberchem@akingump.com and ahsu@akingump.com

(b)          If to the Company or NewCo, to:

Cyxtera Technologies, Inc.

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email: victor.semah@cyxtera.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: John Giouroukakis and Eyal Orgad

Email: John.Giouroukakis@lw.com and Eyal.Orgad@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03          Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15 and (c) the Company Stockholder is an intended third-party beneficiary of, and may enforce, Section 11.17.

Section 11.05         Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that any fees relating to any filings under Competition Laws (including HSR) and Investment Screening Laws shall be borne by Acquiror.

Section 11.06         Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08         Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09         Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of October 28, 2020, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10         Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12          Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13          Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including (x) failing to take such actions as are required of them hereunder to consummate this Agreement, and (y) failing to take such actions as are required of Acquiror to consummate the PIPE Investment in accordance with the terms of the Subscription Agreement, or otherwise failure by the Acquiror to comply with its obligations under Section 7.04) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. The Parties hereby agree that, in the event that any Action is brought against either Party as contemplated by this Section 11.13, the Termination Date shall be extended until thirty (30) days following the date of resolution of such Action.

Section 11.14         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Named Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Named Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement) (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or the Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”). For the avoidance of doubt, this Section 11.14 shall not apply to any express obligation of any named party to any other Transaction Agreements under the express terms of such Transaction Agreement.

Section 11.15          Non-Survival . Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing, and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Stockholders Agreement and A&R Registration Rights Agreement shall not be affected by this Section 11.15.

Section 11.16          Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of Acquiror and the Merger Subs; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof.

Section 11.17         Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege

(a)            Conflicts of Interest. Each Acquiror Party acknowledges that Latham & Watkins LLP (“Prior Counsel”) has, on or prior to the Closing Date, represented the Company Stockholder, the Company and its Subsidiaries and their respective Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which Acquiror, the Merger Subs, or any of their Affiliates (including any of the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that Prior Counsel will represent them in connection with such matters. Accordingly, each of Acquiror and the Company (on its own behalf and on behalf of its Subsidiaries) hereby (i) waives and shall not assert any conflict of interest arising out of or relating to the representation by Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Acquiror or any of its Affiliates (including the Company and its Subsidiaries), and even though Prior Counsel may have represented the Company and its Subsidiaries in a matter substantially related to such dispute. Without limiting the foregoing, each of Acquiror, the Merger Subs, and the Company (each on behalf of itself and its Affiliates) consents to the disclosure by Prior Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege (or other privilege or protections) of the Company or any of its Subsidiaries or Prior Counsel’s duty of confidentiality as to the Company and its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(b)            Attorney-Client Privilege. Each of Acquiror, Merger Sub, and the Company (each on behalf of itself and its Affiliates) waives and shall not assert any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between Prior Counsel, on the one hand, and any Designated Person or any of the Company and its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Acquiror, Merger Sub, the Company and their respective Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Company Stockholder, and shall not pass to or be claimed or used by Acquiror or the Company and its Subsidiaries, except as expressly provided in the last sentence of this Section 11.17(b). Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or any of the Company and its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent, and shall be waived upon the written instruction, of the Company Stockholder.

(c)            Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the Transactions and, notwithstanding anything herein or otherwise to the contrary, be distributed to the Company Stockholder (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company and its Subsidiaries. Absent the prior written consent of the Company Stockholder, neither Acquiror nor (following the Closing) the Company shall have a right of access to Privileged Materials. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Acquiror under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Signature pages follow.]

76

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

STARBOARD VALUE ACQUISITION CORP.
A Delaware corporation

By:	/s/ Martin D. McNulty, Jr.
Name:	Martin D. McNulty, Jr.
Title:	Chief Executive Officer

MUNDO MERGER SUB 1, INC.
A Delaware corporation

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	President

MUNDO MERGER SUB 2, LLC
A Delaware limited liability company

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	President

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

CYXTERA TECHNOLOGIES, INC.

By:	/s/ Victor Semah
Name:	Victor Semah
Title:	Chief Legal Officer

MUNDO HOLDINGS, INC.

By:	/s/ Victor Semah
Name:	Victor Semah
Title:	Chief Legal Officer

Exhibit J

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CYXTERA TECHNOLOGIES, INC.

[________], 2021

Cyxtera Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.            The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 14, 2019 and the amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 9, 2020 under the name “Starboard Value Acquisition Corp.” (the “Original Certificate”).

2.            This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.            The Corporation changed its name from Starboard Value Acquisition Corp. to Cyxtera Technologies, Inc. on [__________________], 2021.

4.            This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5.            The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Cyxtera Technologies, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV
CAPITALIZATION

Section 4.1      Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [__________] shares, consisting of (a) [___________] shares of Class A common stock (the “Common Stock”) and (b) [___________] shares of preferred stock (the “Preferred Stock”).

Section 4.2      Preferred Stock. The Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3      Common Stock.

(a)     Voting.

(i)            Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation (as defined below)), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)           Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii)          Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)     Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)      Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4       Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article V
BOARD OF DIRECTORS

Section 5.1       Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By Laws of the Corporation then in effect (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2       Number, Election and Term.

(a)      The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall consist of not less than seven (7) directors and no more than eleven (11) directors, with the exact number of directors to be determined from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board, subject to any contractual rights of stockholders or any series of the Preferred Stock to elect. The initial number of directors shall be fixed at nine directors.

(b)     Subject to Section 5.5 hereof, the directors shall, except as otherwise provided in this Article V, be elected at the annual meeting of the stockholders of the Corporation and shall hold office until the next annual meeting of the stockholders of the Corporation and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

(c)      Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3       Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and the contractual rights of any stockholder, in accordance with the DGCL, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next stockholder meeting or approval of a new director by stockholder written consent following his or her appointment, as set forth in the Bylaws, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4       Removal. Subject to Section 5.5 hereof and the contractual rights of any stockholder, in accordance with the DGCL and except as otherwise required by this Amended and Restated Certificate, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5       Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that, if so adopted, amended, altered or repealed by the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.6% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN
CONSENT

Section 7.1       Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chair of the Board, Chief Executive Officer of the Corporation, the Board pursuant to a resolution adopted by a majority of the Board or the Board at the request in writing of stockholders owning 10% or more of the capital stock of the Corporation issued and outstanding and entitled to vote. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2       Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3       Action by Written Consent. Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding or as contemplated by Section 5.4 hereof, any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent in lieu of a meeting; provided, however, that there exists approval by the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided that in the event that a single stockholder or a group of affiliated stockholders holds more than 40% of the outstanding shares of capital stock of the Corporation, any action by written consent of the stockholders shall require the affirmative vote of holders of 66.6% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1       Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2       Indemnification and Advancement of Expenses.

(a)      To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, solely to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)      The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)      Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)      This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
CORPORATE OPPORTUNITY

To the fullest extent permitted by law (including without limitation Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any other legal obligation.

Article X
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

Article XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1     Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2     Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Article XII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, Cyxtera Technologies, Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CYXTERA TECHNOLOGIES, INC.

By:
Name:
Title:

29

Exhibit K

AMENDED AND RESTATED BY LAWS
OF
CYXTERA TECHNOLOGIES, INC.
(THE “CORPORATION”)

(Adopted [________] [__], 2021 and as effective [_________] [__], 2021)

Article I
OFFICES

Section 1.1            Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2            Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS MEETINGS

Section 2.1           Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2           Special Meetings.

(a)           Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chair of the Board, Chief Executive Officer, the Board pursuant to a resolution adopted by a majority of the Board or the Board at the request in writing of stockholders owning 10% or more of the capital stock of the Corporation issued and outstanding and entitled to vote (such percentage of stockholders, the “Requisite Percentage”; and such special meeting, a “Stockholder Requested Special Meeting”). Such request shall state the purpose or purposes of the proposed meeting. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

(b)           Stockholder Requested Special Meetings. In order for a Stockholder Requested Special Meeting to be called, one or more requests for a special meeting (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) must be signed by the Requisite Percent of stockholders submitting such request and by each of the beneficial owners, if any, on whose behalf the Special Meeting Request is being made and must be delivered to the Secretary. The Special Meeting Request(s) shall be delivered to the Secretary at the principal executive offices of the Corporation by overnight express courier or registered mail, return receipt requested. Each Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it, (ii) bear the date of signature of each such stockholder signing the Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request and the beneficial owners, if any, on whose behalf such request is made, and (B) the class, if applicable, and the number of shares of common stock of the Corporation that are owned of record and beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by each such stockholder and the beneficial owners, if any, on whose behalf such request is made, (iv) include documentary evidence that the stockholders requesting the special meeting own the Requisite Percent as of the date on which the Special Meeting Request is delivered to the Secretary; provided, however, that if the stockholders are not the beneficial owners of the shares constituting all or part of the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten (10) days after the date on which the Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own such shares as of the date on which such Special Meeting Request is delivered to the Secretary, (v) an agreement by each of the stockholders requesting the special meeting and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made to notify the Corporation promptly in the event of any decrease in the voting power of the shares held by such stockholder or beneficial owner following the delivery of such Special Meeting Request and prior to the special meeting and an acknowledgement that any such decrease shall be deemed to be a revocation of such Special Meeting Request by such stockholder or beneficial owner to the extent of such reduction, and (vi) contain the information required by Section 2.7. Any requesting stockholder may revoke his, her or its Special Meeting Request at any time prior to the special meeting by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If at any time after sixty (60) days following the earliest dated Special Meeting Request, the unrevoked (whether by specific written revocation by the stockholder or pursuant to this Section) valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, then the requesting stockholder(s) or beneficial owner(s) shall be deemed to have withdrawn such request (in connection with which the Board of Directors may cancel the meeting).

In determining whether a special meeting of stockholders has been requested by stockholders holding in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (ii) such Special Meeting Requests have been delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request.

(c)           Calling of a Special Meeting. A special meeting requested by stockholders shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the date on which valid Special Meeting Request(s) constituting the Requisite Percent are delivered to the Secretary.

Section 2.3            Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the annual meeting and not less than 45 nor more than 75 days before the date of any special meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or otherwise required by Section 3.2(b) herein. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4            Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chair of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5            Voting of Shares.

(a)           Voting Lists. The Secretary of the Corporation (the “Secretary”), or such other officer as determined by the Board, shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)          Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chair of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)          Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i)            A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)           A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)          Required Vote.

(i)            Uncontested Election. Except as provided in Section 2.5(d)(ii) and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, each director shall be elected by a vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Section 2.5(d)(i), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In an uncontested election, any incumbent director who is not elected because he or she does not receive a majority of the votes cast shall immediately tender his or her resignation for consideration by the Board. The Board will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the Board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results. The Board may temporarily fill any vacancy resulting from the non-election or resignation of a director as provided in these By Laws or the Certificate of Incorporation until a special meeting has been called or stockholder written consent has been obtained. Upon a vacancy in the Board, the Board shall call a special meeting pursuant to Section 2.2 or obtain stockholder written consent pursuant to Section 2.9 pursuant to which such vacancy shall be filled pursuant to this Section 2.5(d).

(ii)           Contested Election. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, in a contested election, each director shall be elected by a plurality of the votes cast, which shall mean that the directors receiving the largest number of “for” votes will be elected in such contested election, at any meeting for the election of directors at which a quorum is present. For purposes of this Section 2.5(d)(ii), a contested election means an election in which (A) as of the last day for giving notice of a stockholder nominee, a stockholder has nominated a candidate for director in accordance with the requirements of these By Laws, and (B) as of the date that notice of the annual meeting is given, the Board considers that a stockholder-nominated director candidacy has created a bona fide election contest.

(iii)            All Other Matters. Except as set forth in Section 2.5(d)(i) and Section 2.5(d)(ii), all other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)          Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6           Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chair of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7           Advance Notice for Business.

(a)          Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)            In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 90 days before or more than 120 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)            To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii)          The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chair of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)          In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)          Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)          Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8           Conduct of Meetings. The chair of each annual and special meeting of stockholders shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chair of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9            Consents in Lieu of Meeting.

(a)          Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that, such written consent shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(b)          Request for Record Date. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Section 2.9. Any holder of common stock of the Corporation seeking to have such stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary, delivered to this Corporation and signed by the Requisite Percentage of stockholders of the outstanding shares of common stock of the Corporation request that a record date be fixed for such purpose. The written notice must contain the information set forth in paragraph (c) of this Section 2.9. Following delivery of the notice, the Board shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent under paragraph (a) of this Section 2.9, determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date such resolution is adopted. If a notice complying with the second and third sentences of this paragraph (b) has been duly delivered to the Secretary but no record date has been fixed by the Board by the date required by the preceding sentence, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to this Corporation in the matter described in paragraph (a) of this Section 2.9; provided that, if prior action by the Board is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c)          Notice Requirements. Any notice required by paragraph (b) of this Section 2.9 must be delivered by the Requisite Percentage of stockholders of the outstanding shares of common stock of the Corporation (with evidence of ownership attached to the notice), must describe the action proposed to be taken by written consent of stockholders and must contain (i) such information and representations, to the extent applicable, then required by this Corporation’s Bylaws as though such stockholder was intending to make a nomination of persons for election to the Board or to bring any other matter before a meeting of stockholders, as applicable, and (ii) the text of the proposed action to be taken (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws of this Corporation). This Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by this Corporation to determine whether the request relates to an action that may be effected by written consent under paragraph (a) of this Section 2.9. In connection with an action or actions proposed to be taken by written consent in accordance with this Section 2.9, the stockholders seeking such action or actions shall further update and supplement the information previously provided to this Corporation in connection therewith, if necessary, as required by Article II of this Corporation’s Bylaws.

Section 2.10          Proxy Access.

(a)          Subject to the requirements of Article II and Article III, the Corporation shall include in its proxy statement and on its proxy card for any annual meeting of stockholders the name of any director nominee proposed by a stockholder for election to the Board who is properly submitted pursuant to this Section 2.10 (each a “Proxy Access Nominee”) provided that (A) timely written notice of such Proxy Access Nominee satisfying this Section 2.10 (“Proxy Access Nomination Notice”) is delivered to the Corporation by or on behalf of a stockholder or group of stockholders that, at the time the Proxy Access Nomination Notice is delivered, satisfy the ownership and other requirements of this Section 2.10 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”), (B) the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Nomination Notice to have its nominee included in the Corporation’s proxy statement pursuant to this Section 2.10, and (C) the Eligible Stockholder and the Proxy Access Nominee otherwise satisfy the requirements of this Section 2.10 and the criteria for membership on the Board set forth in the [Corporate Governance Guidelines] for the Corporation or other document(s) setting forth qualifications for directors (the “Board Qualifications”).

(b)           To be timely, the Proxy Access Nomination Notice must be delivered to or mailed and received at the principal executive office of the Corporation not less than 90 calendar days nor earlier than 120 calendar days in advance of the date of the Corporation's proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the submission of such Proxy Access Nomination.

(c)           In addition to including the name of the Proxy Access Nominee in the Corporation’s proxy statement for the annual meeting of stockholders, the Corporation also shall include (A) the information concerning the Proxy Access Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the proxy rules of the SEC and (B) a Statement (defined below) (collectively, the “Required Information”). To be timely, the Required Information must be received by the Secretary at the principal office of the Corporation within the time period specified in Section 2.10(b). Nothing in this Section 2.10 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Nominee

(d)           The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (A) two (2) and (B) 20 % of the total number of directors in office (rounded down to the nearest whole number), as of the last day on which a Proxy Access Notice may be delivered pursuant to and in accordance with this Section 2.10(d) (the “Permitted Number”); provided, however, the Permitted Number shall be reduced (but not below one) by:

 (i)            the number of individuals who will be included in the Corporation’s proxy materials as nominees of the Board pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock of the Corporation by such stockholder or group of stockholders from the Corporation), other than any such director who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board, for at least two (2) annual terms;

(ii)            the number of directors currently in office that will be included in the Corporation’s proxy materials as nominees of the Board who were previously Proxy Access Nominees elected to the Board pursuant to this Section 2.10, other than any such director who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board, for at least two (2) annual terms.

For purposes of determining when the Permitted Number has been reached, any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.10 whose nomination is subsequently withdrawn or whom the Board decides to nominate for election to the Board shall be counted as one of the Stockholder Nominees. In the event that one or more vacancies for any reason occurs after the deadline for delivery of Proxy Access Notice but before the date of the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced.

Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.10 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.10 exceeds the Permitted Number, the highest ranking Stockholder Nominee who meets the requirements of this Article II, Section 11(c) of each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s outstanding common stock each Eligible Stockholder disclosed as owned (as defined below) in its respective Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.10.

(e)          An Eligible Stockholder must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the total voting power of the Corporation’s outstanding shares entitled to vote in the election of directors as of the most recent date prior to the submission of the Proxy Access Nomination Notice for which such amount is given in any filing by the Corporation with the SEC (the “Required Shares”) as of both the date the Proxy Access Nomination Notice is received by the Corporation in accordance with this Section 2.10 and the record date for determining stockholders entitled to vote at the annual meeting of stockholders and must continue to own the Required Shares through the meeting date. For purposes of satisfying the ownership requirement under this Section 2.10, the voting power represented by the shares of the Corporation owned by one or more stockholders, or by the person or persons who own shares of the Corporation and on whose behalf any stockholder is acting, may be aggregated, provided that the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20, and a group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer (or by a group of related employers that are under common control), or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or person for this purpose. With respect to any annual meeting of stockholders, no person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.10.

For purposes of this Section 2.10, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation as to which the person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the Corporation’s outstanding shares, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice and provides a representation that it will promptly recall such loaned shares upon being notified that any of its Proxy Access Nominees will be included in the Corporation’s proxy statement, or the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.10, the term “affiliate” shall have the meaning ascribed thereto pursuant to the proxy rules of the Exchange Act.

(f)            Within the time period specified in Section 2.10(b) for the Proxy Access Nomination Notice, an Eligible Stockholder must provide in writing to the Secretary, with respect to the Stockholder Nominee, in addition to the information and representations required to be provided in the stockholder’s notice pursuant to Article II, representations and agreements that such person: (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, and (B) is not and will not become a party to any direct or indirect compensatory, reimbursement, indemnification, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with such person’s nomination for director and/or service as a director (a “Compensation Arrangement”), that has not been disclosed to the Corporation. At the request of the Corporation, the Proxy Access Nominee must complete, sign and submit all questionnaires required of the Board within five business days of receipt of each such questionnaire from the Corporation and provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board to determine whether such Proxy Access Nominee meets the requirements of this Section 2.10 and/or satisfies the Board Qualifications, including whether: (1) such Proxy Access Nominee is independent under the listing standards of each principal U.S. exchange upon which the Corporation’s shares are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of members of the Board (the “Independence Standards”), (2) such Proxy Access Nominee has any direct or indirect relationship with the Corporation, and (3) such Proxy Access Nominee is not and has not been subject to any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”), or any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(g)            Within the time period specified in Section 2.10(b) for the Proxy Access Nomination Notice, an Eligible Stockholder must provide the following information, representations and agreements: (A) the information and representations that would be required to be set forth in stockholder’s notice of a nomination pursuant to Section 3.2(d); (B) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Nomination Notice is received by the Secretary, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide (1) written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date by not later than the close of business on the fifth business day after (x) the record date (if, prior to the record date, the Corporation (a) disclosed such date by press release or any filing with the SEC or (b) delivered a written notice of the record date (including by electronic mail) to the Eligible Stockholder) or (y) the date on which the Corporation delivered to the Eligible Stockholder written notice (including by electronic mail) of the record date (if such notice is provided after the record date); and (2) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting of stockholders; (C) documentation satisfactory to the Corporation demonstrating that a group of funds are entitled to be treated as one stockholder or person for purposes of this Section 2.10; (D) a representation that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder hereunder): (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (2) has not nominated and will not nominate for election to the Board at the meeting any person other than the Proxy Access Nominee(s) being nominated pursuant to this Section 2.10 (3) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting of stockholders other than its Proxy Access Nominee(s) or a nominee of the Board, (4) will not distribute to any stockholder any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation, and (5) has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (E) a description of all agreements, arrangements or understandings between the Eligible Stockholder and each Stockholder Nominee and any other person or persons, including the Stockholder Nominee, such beneficial owners and control persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Eligible Stockholder or that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the Eligible Stockholder making the nomination and any beneficial owner or control person on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant (the “Related Person Agreements”); (F) the written consent of each Proxy Access Nominee to be named in the Corporation’s proxy statement as a nominee and to serve as a director if elected; (G) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act; (H) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nominations and matters related thereto, including withdrawal of the nomination; and (I) an undertaking that the Eligible Stockholder agrees to: (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provides to the Corporation, (2) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Proxy Access Nominee pursuant to this Section 2.10, (3) file with the SEC any solicitation with the Corporation’s stockholders relating to the meeting at which the Proxy Access Nominee will be nominated, regardless of whether any such filing is required pursuant to the proxy rules of the SEC or whether any exemption from filing is available for such solicitation pursuant to the proxy rules of the SEC, and (4) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the meeting.

(h)            The Eligible Stockholder may with its Proxy Access Nomination Notice, provide to the Secretary, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting of stockholders, not to exceed 500 words per Proxy Access Nominee, in support of each Proxy Access Nominee it names in its Notice (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.10 the Corporation may omit from its proxy statement any information or Statement that it believes would violate any applicable law, rule, regulation, or listing standard.

(i)             In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

(j)            The Corporation shall not be required to include pursuant to this Section 2.10 any Proxy Access Nominee in its proxy materials (or, if the proxy materials have already been filed, to allow the nomination of a Proxy Access Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation) if (A) the Secretary receives a notice that any stockholder has nominated any person for election to the Board at such meeting pursuant to the advance notice requirements set forth in Section 3.2; (B) the Eligible Stockholder has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting of stockholders other than its Proxy Access Nominee(s) or any other nominee of the Board, (C) the Proxy Access Nominee is determined by the Board not to be independent under the Independence Standards, (D) the Proxy Access Nominee’s election as a director would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the Board Qualifications, the listing standards of the principal exchange upon which the Corporation’s shares are traded, or any applicable state or federal law, rule or regulation, (E) the Proxy Access Nominee is or becomes a party to any undisclosed Voting Commitment or Compensation Arrangement, (F) the Proxy Access Nominee is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (G) the Proxy Access Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (H) the Proxy Access Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act, or (I) the Proxy Access Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, and/or obligations pursuant to this Section 2.10.

(k)            Notwithstanding anything to the contrary set forth herein, if (A) the Proxy Access Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings and/or obligations pursuant to this Section 2.10 as determined by the Board or the person presiding at the meeting, or (B) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.10, the Board or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder.

(l)             Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive at least 20% of the votes cast in favor of the Proxy Access Nominee’s election, shall be ineligible to be a Proxy Access Nominee pursuant to this Section 2.10 for the next two annual meetings of stockholders following the meeting for which the Stockholder Nominee has been nominated for election.

(m)           This Section 2.10 provides the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials with respect to an annual meeting of stockholders.

Article III
DIRECTORS

Section 3.1             Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2             Advance Notice for Nomination of Directors.

(a)           Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b)            In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)            Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)          To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)            If the Board or the chair of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)             In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3             Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.4             Removal. Except as otherwise provided in the Certificate of Incorporation, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article IV
BOARD MEETINGS

Section 4.1             Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2             Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3             Special Meetings. Special meetings of the Board (a) may be called by the Chair of the Board, the Lead Independent Director, if any, or President and (b) shall be called by the Chair of the Board, the Lead Independent Director of the Board, if any, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4             Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5             Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6             Organization. The chair of each meeting of the Board shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chair elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

Article V
COMMITTEES OF DIRECTORS

Section 5.1             Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2              Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3       Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4       Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

Article VI
OFFICERS

Section 6.1       Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including, without limitation, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)      Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b)          President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chair of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c)          Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d)          Secretary.

(i)            The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)           The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e)           Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board, shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f)           Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g)          Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2           Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3           Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4           Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII
SHARES

Section 7.1           Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2           Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3           Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chief Executive Officer, the President or a Vice President and (b) the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4            Consideration and Payment for Shares.

(a)           Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)           Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5            Lost, Destroyed or Wrongfully Taken Certificates.

(a)           If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)          If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6           Transfer of Stock.

(a)           If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)            in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)           (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)          the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)          the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)           such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)          Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7           Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8           Effect of the Corporation’s Restriction on Transfer.

(a)           A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)           A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9            Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article VIII
INDEMNIFICATION

Section 8.1            Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2            Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3            Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4            Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5            Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6            Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7            Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.6% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8            Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9            Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10          Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article IX
MISCELLANEOUS

Section 9.1            Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2            Fixing Record Dates.

(a)           In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board, or any committee thereof, may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, or such committee, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. In the event of a special meeting called at the request in writing of stockholders owning 10% or more of the capital stock of the Corporation issued and outstanding and entitled to vote, the Board shall set the record date within 10 days of such request. If the Board, or such committee, so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board, or such committee thereof determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, or any committee thereof, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board, or any committee thereof, may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b)           In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board, or any committee thereof, may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3            Means of Giving Notice.

(a)           Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)          Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)           Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)          Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)           Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4            Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5            Meeting Attendance via Remote Communication Equipment.

(a)           Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)            participate in a meeting of stockholders; and

(ii)            be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)         Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6           Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7           Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8           Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9           Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10         Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11         Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12         Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13         Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14         Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15         Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 66.6% of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

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Exhibit M

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [____], 2021, is made and entered into by and among Cyxtera Technologies, Inc., a Delaware corporation (f/k/a Starboard Value Acquisition Corp.) (the “Company”), SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holders on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, on September 9, 2020, the Company and the Initial Holders (as defined below) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Initial Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on February 21, 2021, the Company, Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera”), and Mundo Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Initial Cyxtera Holder (as defined below) (“NewCo”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Merger Sub 1 will merge with and into NewCo (the “First Merger”), with NewCo being the surviving corporation of the First Merger (NewCo, as the surviving corporation of the First Merger, the “Surviving Corporation”) and (ii) immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 continuing as the surviving entity of the Second Merger and a wholly-owned subsidiary of the Company (the “Business Combination”);

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, SIS Holdings LP, a Delaware limited partnership (the “Initial Cyxtera Holder”), will receive 106,100,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) in connection with the Business Combination;

WHEREAS, the Initial Holders own 10,105,863 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which will be converted into an equal number of shares of Common Stock upon the consummation of the Business Combination;

WHEREAS, the Sponsor owns warrants to purchase 6,723,127 shares of Common Stock (the “Private Placement Warrants”); and

WHEREAS, the Company and the Holders desire to amend and restate the Existing Registration Rights Agreement by entering into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
DEFINITIONS

1.1                Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“BC Holder” shall mean BCEC-Cyxtera Technologies Holdings (Guernsey) L.P., a Guernsey limited partnership and any of its Permitted Transferees.

“Block Trade” shall have the meaning given in Section 2.5.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Cyxtera” shall have the meaning given in the Recitals hereto.

“Cyxtera Holders” shall mean the Initial Cyxtera Holder (including any of its Permitted Transferees), the BC Holder, the Medina Holder and any person or entity who holds receives Registrable Securities from any of such entities hereafter and becomes a party to this Agreement pursuant to Section 5.2 of this Agreement.

“Cyxtera Lock-up Period” shall mean, with respect to the shares of Common Stock owned by the Cyxtera Holders, the period ending on the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“First Merger” shall have the meaning given in the Recitals hereto.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.

“Forward Purchase Agreement” shall mean that certain Amended and Restated Forward Purchase Agreement, dated as of September 9, 2020, by and among the Company and the purchasers party thereto, pursuant to which such purchasers agreed to purchase shares of Common Stock (the “Forward Purchase Shares”) at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Business Combination.

“Forward Purchase Shares” shall have the meaning given in the definition of “Forward Purchase Agreement”.

“Founder Shares Lock-up Period” shall mean, with respect to the shares of Common Stock owned by the Initial Holders, the period ending on the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Holders” shall have the meaning given in the Preamble.

“Initial Cyxtera Holder” shall have the meaning given in the Recitals hereto.

“Initial Holders” shall mean the Sponsor, Martin D. McNulty, Jr., Pauline J. Brown, Michelle Felman, Robert L. Greene and Lowell W. Robinson.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Medina Holder” shall mean Medina Capital Fund II – SIS Holdco, L.P., a Delaware limited partnership and any of its Permitted Transferees.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub 1” shall have the meaning given in the Recitals hereto.

“Merger Sub 2” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Newco” shall have the meaning given in the Recitals hereto.

“Optional Share Purchase Agreement” shall mean that certain Optional Share Purchase Agreement, dated as of September 9, 2020, by and among the Company and the purchasers party thereto, pursuant to which such purchasers may, at their option in whole or in part, anytime or from time to time during the 6-month period following the closing of the Business Combination, purchase additional common equity of the Company (the “Optional Shares”) at a price of $10.00 per share.

“Optional Shares” shall have the meaning given in the definition of “Optional Share Purchase Agreement”.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, Private Placement Lock-up Period or Cyxtera Lock-up Period, as applicable, and pursuant to any applicable agreement between such Holder and the Company, in each case for so long as such agreements remain in effect, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“PIPE Shares” shall have the meaning given in the definition of “Subscription Agreements”.

“Private Placement Lock-up Period” shall mean, with respect to (i) Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees and (ii) any shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the completion of the Business Combination.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding share of Common Stock or any other equity security (including, without limitation, the shares of Common Stock issued or issuable upon the exercise of any other equity security, units comprising shares of Common Stock and warrants, and warrants) of the Company held by a Holder from time to time (including, for the avoidance of doubt, the shares of Common Stock issued upon conversion of the shares of Class B Common Stock), and (c) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) (and without limitation on the amount of securities sold or the manner of sale); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)       all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)       fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)       printing, messenger, telephone and delivery expenses;

(D)       reasonable fees and disbursements of counsel for the Company;

(E)       reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)       reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Second Merger” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holder” shall mean the Sponsor and any of its Permitted Transferees.

“Subscription Agreements” shall mean, collectively, the several subscription agreements between the Company and certain investors, dated February 21, 2021, pursuant to which the Company agreed to issue and sell, in private placements closing immediately prior to the closing of the Business Combination, an aggregate of 25,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $250,000,000 (the “PIPE Shares”).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” shall have the meaning given in Section 2.1.5.

Article 2
REGISTRATIONS

2.1                Demand Registration.

2.1.1           Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time, any of (i) the BC Holder, (ii) the Medina Holder, (iii) the Sponsor Holder, or (iv) the Holders of at least 20% in interest of the then-outstanding number of Registrable Securities (together with the Sponsor Holder, BC Holder and the Medina Holder, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty-five (45) days after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2           Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3           Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4           Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.1.5           Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2                Piggyback Registration.

2.2.1           Piggyback Rights. If, at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2           Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)                 If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities;

(b)                If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.2.3           Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon submitting a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4           Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3                Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering (other than a Block Trade). Within five (5) Business Days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall file a Registration Statement relating to all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $7,500,000.

Any request for an Underwritten Offering pursuant to a Form S-3 shall follow the procedures of Section 2.1 (including Section 2.1.4) but shall not count against the number of long form Demand Registrations that may be made pursuant to Section 2.1.1.

2.4        Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice regarding such Registration to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing (but not the preparation thereof) for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of the Founder Shares Lock-up Period, the Private Placement Lock-up Period or the Cyxtera Lock-up Period, as the case may be.

2.5        Block Trades. Notwithstanding the foregoing, but subject to Sections 2.4 and 3.4, at any time and from time to time when an effective shelf registration statement is on file with the Commission and effective, if a Demanding Holder wishes to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), (x) with a total offering price reasonably expected to exceed, in the aggregate, $100 million or (y) for all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.1, such Demanding Holder need only to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.5.1        Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.5.1.

2.5.2        Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.5.3        The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

Article 3
COMPANY PROCEDURES

3.1                General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1           prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2           prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3           prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4           prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5           cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6           provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7           advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8           at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9           notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10        permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11        obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12        on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13        in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14        make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15        if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16        otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration, including without limitation, making available senior executives of the Company to participate in any due diligence sessions that may reasonably be requested by the Underwriter in any Underwritten Offering.

3.2                Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3                Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4                Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing (but not the preparation thereof) or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5                Reporting Obligations; Removal of Legends. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements. The Company shall remove any restrictive legends on any shares of Common Stock held by any Holder promptly upon request by such Holder if such legend is not, in the reasonable determination of the Company upon advice of legal counsel, required to comply with applicable securities laws; provided, that the Company may require an opinion of legal counsel reasonably acceptable to the Company prior to any such removal other than in connection with a transfer made pursuant to an effective Registration Statement.

Article 4
INDEMNIFICATION AND CONTRIBUTION

4.1                Indemnification.

4.1.1           The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2           In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3           Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4           The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5           If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article 5
MISCELLANEOUS

5.1                Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: BAC Colonnade Office Towers, 2333 Ponce de Leon, Suite 900, Coral Gables, FL 33134, Attention: Victor F. Semah, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2                Assignment; No Third Party Beneficiaries.

5.2.1           This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2           Prior to the expiration of the Founder Shares Lock-up Period, the Private Placement Lock-Up Period or the Cyxtera Lock-up Period, as applicable, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. Following expiration of the Founder Shares Lock-up Period, the Private Placement Lock-Up Period or the Cyxtera Lock-up Period, as applicable, a Holder is permitted to assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, pursuant to Section 5.2.5.

5.2.3           This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4           This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

5.2.5           No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3                Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4                Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.5                Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6                Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.7                Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8                Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, holders of the Forward Purchase Shares and Forward Purchase Warrants (as defined in the Forward Purchase Agreement) (including the securities issuable upon exercise of the Forward Purchase Warrants) pursuant to the Forward Purchase Agreement, holders of the PIPE Shares pursuant to the Subscription Agreements and holders of the Optional Shares pursuant to the Optional Share Purchase Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions (excluding the Forward Purchase Agreement, Subscription Agreements and Optional Share Purchase Agreement) and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9                Term. This Agreement shall terminate upon the date as of which (i) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act (but with no volume or other restrictions or limitations).The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

CYXTERA TECHNOLOGIES, INC.
a Delaware corporation

By:
Name:
Title:

HOLDERS:

SVAC SPONSOR LLC

By:
Name: Kenneth R. Marlin
Title: Authorized Person

SIS HOLDINGS LP

By:
Name:
Title:

OTHER HOLDERS:

By:
Name: Martin D. McNulty, Jr.

By:
Name: Pauline J. Brown

By:
Name: Michelle Felman

By:
Name: Robert L. Greene

By:
Name: Lowell W. Robinson

[Signature Page to Amended and Restated Registration Rights Agreement]